Exhibit 10.1

EQUITY PURCHASE AGREEMENT

made and entered into as of May 18, 2021

by and among

GUARDION HEALTH SCIENCES, INC.,

ADARE PHARMACEUTICALS, INC.

and

ACTIV NUTRITIONAL, LLC

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES REFERENCED HEREIN. IT IS NOT INTENDED TO, AND DOES NOT, CREATE A LEGALLY BINDING AGREEMENT OF ANY TYPE PRIOR TO THE DUE EXECUTION AND DELIVERY OF THIS DOCUMENT BY THE PARTIES.

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (together with the Schedules and Exhibits as defined herein and attached hereto, herein referred to as this “Agreement”) is entered into as of May 18, 2021, by and between Guardion Health Sciences, Inc., a Delaware corporation (the “Buyer”), Adare Pharmaceuticals, Inc. a Nevada corporation (the “Seller”), and Activ Nutritional, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used in this Agreement are defined or otherwise referenced in Section 8.1. The Buyer and the Seller are referred to herein collectively as the “Parties” and individually as a “Party.”

BACKGROUND

A. The Seller directly owns all of the issued and outstanding equity securities (the “Interests”) of the Company.

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Interests, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Article 1
PURCHASE AND SALE OF INTERESTS

Section 1.1 Purchase and Sale of Interests. At the Closing, and subject to the terms and conditions set forth herein, the Seller will sell, assign, transfer and deliver to the Buyer, free and clear of all Encumbrances other than restrictions imposed by applicable federal or state securities laws, and the Buyer will purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Interests for the consideration specified in Section 1.2(a).

Section 1.2 Purchase Price and Payment for the Interests.

(a) Purchase Price. The aggregate consideration for the Interests will be an amount equal to (i) Twenty-Six Million Dollars ($26,000,000) (the “Base Purchase Price”) (A)(x) plus the amount, if any, by which the Net Working Capital as of immediately prior to the Closing (the “Closing Net Working Capital”) exceeds the Target Working Capital (“Closing Net Working Capital Surplus”) or (y) less the amount, if any, by which the Closing Net Working Capital is less than the Target Working Capital (“Closing Net Working Capital Deficiency”), as applicable, (B) plus the amount of the Cash and Cash Equivalents, (C) less the amount of Closing Date Funded Indebtedness, and (D) less the amount of Unpaid Transaction Expenses (such amount determined in accordance with clauses (A) through (D), the “Purchase Price”).

(b) Estimated Closing Consideration Schedule. At least five (5) Business Days prior to the Closing, the Seller shall prepare and deliver to the Buyer an estimated balance sheet of the Company (the “Estimated Closing Balance Sheet”) as of 11:59 p.m. New York City time on the Closing Date (the “Effective Time”), together with a statement (the “Estimated Closing Consideration Schedule”) setting forth its good faith estimate, including reasonable details and reasonable supporting documentation, of the following: (i) the amount of Closing Net Working Capital (the “Estimated Closing Net Working Capital”); (ii) the amount of Closing Date Funded Indebtedness (such estimated amount, the “Estimated Funded Indebtedness Amount”); (iii) the amount of Unpaid Transaction Expenses (including a list of each Person entitled to or has invoiced any Unpaid Transaction Expenses) (such estimated amount, the “Estimated Unpaid Transaction Expenses”); (iv) the aggregate amount of Closing Cash and Cash Equivalents, and (v) the Purchase Price calculated based thereon (such estimated amount, the “Estimated Purchase Price”). The Estimated Closing Balance Sheet and the Estimated Closing Consideration Schedule (including each element thereof) will be prepared in accordance with the Accounting Principles (and, in the case of the Estimated Closing Net Working Capital, consistent with the Example Net Working Capital Statement). If Buyer objects to the Estimated Closing Balance Sheet or any amounts or calculations set forth on the Estimated Closing Consideration Schedule (which objection must be delivered to Seller no later than two (2) Business Days following the delivery by Seller to Buyer of the Estimated Closing Balance Sheet and the Estimated Closing Consideration Schedule), Buyer and Seller shall cooperate in good faith to resolve such objection before the Closing. If such objection is not resolved within two (2) Business Days following receipt of the objection by the Seller, then Seller shall consider such objection in good faith. For the avoidance of doubt, (A) nothing in this Section 1.2(b) shall impose an obligation on Seller to incorporate Buyer’s objection into the Estimated Closing Balance Sheet or the Estimated Closing Consideration Schedule, and (B) an objection of Buyer and the resulting resolution process described in this Section 1.2(b) shall not, in and of itself, delay Closing. After delivery of the Estimated Closing Balance Sheet and the Estimated Closing Consideration Schedule, Buyer and its Representatives shall have reasonable access to Seller’s and the Company’s relevant Representatives, and the records and materials used by Seller in the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Consideration Schedule for purposes of verifying the information set forth therein. For the avoidance of doubt, Buyer’s objection to the Estimated Closing Balance Sheet and/or the Estimated Closing Consideration Schedule (or the lack thereof), and any resolution thereof, shall not prejudice or otherwise affect Buyer’s rights with respect to the preparation of the Proposed Closing Balance Sheet and the Proposed Closing Date Calculations, and/or any dispute resolution with respect thereto.

(c) Payment of the Estimated Purchase Price.

(i) At the Closing, the Buyer shall deliver, or cause to be delivered, by wire transfer of immediately available funds:

(A) to each applicable recipient, the amount of the Estimated Unpaid Transaction Expenses payable to such recipient, as set forth in the applicable Transaction Invoice, in accordance with the wire instructions set forth in the applicable Transaction Invoice;

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(B) to the Escrow Agent, the Escrow Amount, for deposit into an escrow account (the “Escrow Account”), which will be established pursuant to an escrow agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Escrow Agreement”); and

(C) to the Seller, cash in an aggregate amount equal to the Estimated Purchase Price, less the amounts set forth in Section 1.2(c)(i)(A) and Section 1.2(c)(i)(B)), to a bank account designated prior to the Closing Date by the Seller by written notice to the Buyer.

(d) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to Seller a balance sheet of the Company (the “Proposed Closing Balance Sheet”) as of the Effective Time, together with a statement (the “Proposed Closing Date Calculations”) setting forth its good faith estimate, including reasonable details and reasonable supporting documentation, of the following: (i) the Closing Net Working Capital; (ii) the amount of Closing Date Cash and Cash Equivalents, (iii) the amount of Closing Date Funded Indebtedness; (iv) the amount of Unpaid Transaction Expenses; and (v) the Purchase Price. The Proposed Closing Balance Sheet and the Proposed Closing Date Calculations (including each element thereof) will be prepared in accordance with the Accounting Principles (and, in the case of the Closing Net Working Capital, consistent with the Example Net Working Capital Statement).

(ii) If the Seller does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to the Buyer within forty-five (45) days of receiving the Proposed Closing Date Calculations, the Proposed Closing Balance Sheet and the Proposed Closing Date Calculations will be deemed to set forth the final amounts of Closing Net Working Capital, Closing Date Funded Indebtedness, Unpaid Transaction Expenses, and Purchase Price, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such forty-five (45) day period, the Seller may accept the Proposed Closing Balance Sheet and the Proposed Closing Date Calculations by delivering written notice to that effect to the Buyer, in which case the Purchase Price will be finally determined (as set forth in the Proposed Closing Date Calculations) when such notice is given. If the Seller delivers a Purchase Price Dispute Notice to the Buyer within such forty-five (45) day period, the Buyer and the Seller shall use good faith, commercially reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date the Buyer receives the Purchase Price Dispute Notice from the Seller. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408, and any applicable analogous state law, will apply to the Buyer and the Seller during such thirty (30) day period of negotiations and any subsequent dispute arising therefrom. If the Seller and the Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30) day period, then the remaining items in dispute will be submitted promptly to the Independent Accountant. Any item not specifically submitted to the Independent Accountant for evaluation will be deemed final and binding on the Buyer and the Seller (as set forth in the Proposed Closing Date Calculations, the Purchase Price Dispute Notice, or otherwise, in each case, as resolved in writing by the Buyer and the Seller). The Independent Accountant shall be requested to render a determination of each disputed item within forty-five (45) days after referral of the matter to such Independent Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations will be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice) submitted by each of the Buyer and the Seller to the Independent Accountant within fifteen (15) days after the engagement thereof (which the Independent Accountant shall forward to the Buyer or the Seller, as applicable) and (iii) one written response by the Buyer and the Seller submitted to the Independent Accountant within five (5) Business Days after receipt of each such presentation (which the Independent Accountant shall forward to the Buyer or the Seller, as applicable), and not on independent review, which such determination will be conclusive and binding on each party to this Agreement absent Fraud or manifest error. The terms of appointment and engagement of the Independent Accountant shall be as reasonably agreed upon between the Seller and the Buyer, and any associated engagement fees will be initially borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer; however, such fees will ultimately be borne by the Buyer and the Seller in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by such party (as determined by the Independent Accountant) bears to the total amount of the disputed items submitted to the Independent Accountant. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Independent Accountant will be borne by the Party incurring such cost and expense. The Independent Accountant shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Independent Accountant pursuant to this Section 1.2(d)(ii). The Proposed Closing Date Calculations will be deemed revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.2(d)(ii) and, as so revised, such Proposed Closing Date Calculations will be deemed to set forth the final amounts of Closing Net Working Capital, Closing Date Funded Indebtedness, Unpaid Transaction Expenses, and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

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(iii) Following the Closing and until the final resolution of the Proposed Closing Date Calculations and the calculation of the Purchase Price pursuant to this Section 1.2(d), the Buyer shall, and shall cause the Company to, provide the Seller and its accountants and other Representatives of the Seller, at reasonable times and upon reasonable advance notice, access to such financial records of the Company and personnel of Buyer and the Company, in each case, as is reasonably required by Seller for the sole purpose of reviewing and resolving any objection with respect to the Proposed Closing Date Calculations.

(iv) The Parties agree that the procedures set forth in this Section 1.2(d) for resolving disputes with respect to the Proposed Closing Date Calculations constitute the sole and exclusive method for resolving any such disputes; provided, however, nothing contained in this Agreement will be deemed to prohibit the Buyer or the Seller from instituting litigation to enforce any final determination of the Purchase Price by the Independent Accountant pursuant to Section 1.2(d)(ii) in any court or other tribunal of competent jurisdiction in accordance with Section 10.5; provided, further, that nothing herein shall be deemed to limit the rights of Buyer Indemnified Parties pursuant to Article 9. The substance of the Independent Accountant’s determination will not be subject to review or appeal, absent a showing of Fraud or manifest error. It is the intent of the Parties to have any final determination of the Purchase Price by the Independent Accountant proceed in an expeditious manner. Any deadline or time period contained in Section 1.2(d)(ii) may be extended or modified by the written agreement of the Buyer and the Seller and the Parties agree that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein will not be a basis for seeking to overturn any determination rendered by the Independent Accountant which otherwise conforms to the terms of this Section 1.2(d).

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(e) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, the Buyer shall pay to the Seller an amount equal to such positive amount, if any, by wire transfer or delivery of immediately available funds, within two (2) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.2(d).

(ii) If the Actual Adjustment is a negative amount, (A) the Buyer and the Seller shall deliver, within two (2) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.2(d), a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Buyer from the Escrow Account, an amount in cash by wire transfer of immediately available funds equal to the absolute value of the Actual Adjustment, up to the Escrow Amount, and (B) to the extent the absolute value of the Actual Adjustment exceeds the amount in the Escrow Account, then the Seller shall pay to the Buyer an amount equal to such excess by wire transfer or delivery of immediately available funds, within two (2) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.2(d).

Section 1.3 Adjustment for Tax Purposes. Any payments made pursuant to Section 1.2(e) will be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Article 2
CLOSING; DELIVERABLES

Section 2.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the date that is three (3) Business Days following the satisfaction or written waiver of each condition set forth in Article 6, except for any conditions that, by their nature, cannot be satisfied prior to the Closing, or such other date as may be mutually agreed by the Parties (such date, in any case, the “Closing Date”), and may, upon mutual agreement of the Parties, take place by conference call and via exchange of electronic copies. To the extent permitted by Law and GAAP, for tax and accounting purposes, the Parties will treat the Closing as being effective as of the Effective Time.

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Section 2.2 Closing Deliverables.

(a) At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(i) an assignment of the Interests to the Buyer in form and substance satisfactory to the Buyer, duly executed by the Seller;

(ii) a certificate, dated as of the Closing Date, duly executed by the secretary or another duly appointed officer of Seller, (A) attaching copies of (1) the Governing Documents of the Seller (which must, in the case of the certificate of incorporation of the Seller, be certified by the applicable Governmental Entity as of a date not more than thirty (30) days prior to the Closing Date) and (2) all resolutions adopted by the board of directors of the Seller authorizing the execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby and (B) certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered by Seller hereunder;

(iii) a certificate, dated as of the Closing Date, duly executed by the secretary or another duly appointed officer of the Company, (A) attaching copies of (1) the Governing Documents of the Company (which must, in the case of the certificate of formation of the Company, be certified by the applicable Governmental Entity as of a date not more than thirty (30) days prior to the Closing Date) and (2) all resolutions adopted by the sole member of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby and (B) certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder;

(iv) a written certificate, dated as of the Closing Date, duly executed by an executive officer of Seller, as to the satisfaction of the closing conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(v) a certificate of good standing of the Company from the State of Delaware, dated not earlier than fifteen (15) days prior to the Closing Date;

(vi) a non-foreign affidavit dated as of the Closing Date from the Seller, in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that the Seller is not a “foreign person” for purposes of Code Section 1445;

(vii) duly executed resignation letters of each officer, manager, and, if applicable, director, of the Company, effective at or prior to the Closing;

(viii) the Escrow Agreement, duly executed by the Seller;

(ix) the Transition Services Agreement, duly executed by the Seller; and

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(x) a final invoice from each creditor of Transaction Expenses set forth on the Estimated Closing Consideration Schedule, if any, issued not earlier than two (2) Business Days prior to the Closing Date, which sets forth (A) the amounts required to pay in full all Unpaid Transaction Expenses owed to such creditor on the Closing Date, and (B) the wire transfer instructions for the payment of such Unpaid Transaction Expenses to such creditor (collectively, the “Transaction Invoices”); and

(xi) such other instruments and documents, in form and substance reasonably acceptable to the Buyer, as may be reasonably necessary to effect the Closing.

(b) At the Closing, the Buyer will deliver to the Seller:

(i) the Estimated Purchase Price in accordance with Section 1.2(b);

(ii) a certificate, dated as of the Closing Date, duly executed by the secretary or another duly appointed officer of the Buyer, (A) attaching copies of resolutions adopted by the board of directors of the Buyer authorizing the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby and (B) certifying the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other documents to be delivered by the Buyer hereunder;

(iii) a written certificate, dated as of the Closing Date, duly executed by an executive officer of the Buyer, as to the satisfaction of the closing conditions set forth in Section 6.3(a) and Section 6.3(b);

(iv) a certificate of good standing of the Buyer from the appropriate Governmental Entity in its jurisdiction of its organization, dated not earlier than fifteen (15) days prior to the Closing Date;

(v) the Escrow Agreement, duly executed by the Buyer;

(vi) the Transition Services Agreement, duly executed by the Buyer; and

(vii) such other instruments and documents, in form and substance reasonably acceptable to the Seller, as may be reasonably necessary to effect the Closing.

Section 2.3 Tax Withholding. The Buyer will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that the Buyer is required to deduct and withhold with respect to such payment under any provision of applicable Tax Law. Taxes withheld pursuant to this Section 2.3 by the Buyer will be treated for all purposes of this Agreement as having been paid to the Seller, so long as such amounts are timely remitted to the applicable Governmental Entity pursuant to applicable Tax Law. In the event that the Buyer determines that withholding from the payments made under this Agreement is required under applicable Tax Law, the Buyer will use commercially reasonable efforts to notify the Seller, in writing, at least three (3) Business Days prior to the Closing Date or prior to any subsequent date on which the applicable payment is to be made, which notice shall include the basis for the proposed deduction or withholding, to provide the Seller with the reasonable opportunity to provide any form or documentation or take such other steps in order to avoid such withholding to the extent allowed under applicable Tax Law, provided that such notification shall not apply with respect to withholding on any compensatory payments hereunder or resulting from a failure to deliver a non-foreign affidavit in accordance with Section 2.2(a)(vi) hereof.

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Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Schedules, the Seller hereby represents and warrants to the Buyer as follows.

Section 3.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite power and authority to own (or, as applicable, lease) and operate its properties and assets and to carry on its business as it is currently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect.

(b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

(c) Seller has provided to Buyer copies of the Governing Documents of the Company.

Section 3.2 Authority; Due Execution. The Seller and the Company have all requisite power and authority to enter into this Agreement and each of the Transaction Documents to which each is or will be a party, to carry out their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and the Company of this Agreement and the Transaction Documents to which each is or will be a party, the performance by Seller and Company of their obligations hereunder and thereunder, and the consummation by Seller and Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Company. This Agreement has been duly executed and delivered by Seller and Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes (and, when executed and delivered by Seller and Company, each of the Transaction Documents to which they are or will be a party will constitute) a legal, valid and binding obligation of Seller and Company, enforceable against Seller and Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 3.3 No Subsidiaries; Joint Ventures. The Company does not have any Subsidiaries or any voting, economic or other ownership interest in any other Person. The Company is not a participant in any joint venture, partnership, or similar arrangement. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person.

Section 3.4 Title to Interests; Capitalization.

(a) The Seller is the record and beneficial owner of, and has good and valid title to, the Interests, free and clear of all Encumbrances other than Permitted Encumbrances and restrictions imposed by applicable federal or state securities laws, and, at the Closing, Seller will deliver to Buyer good and valid title to the Interests, free and clear of all Encumbrances other than restrictions imposed by applicable federal or state securities laws. The Interests owned by the Seller represent one hundred percent (100%) of the issued and outstanding equity interests in the Company.

(b) All of the Interests are validly issued in compliance with applicable Laws, and are (i) duly authorized, are validly issued, fully paid and non-assessable, and (ii) not subject to any preemptive rights created by statute, the Governing Documents of the Company or any agreement to which the Company is a party.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or obligating Seller or the Company to issue or sell any equity interest or any other interest in, the Company, except for this Agreement. The Company has no outstanding or authorized any stock appreciation, phantom stock, profit sharing or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests. There are no restrictions on the ability of the Company to make distributions or pay dividends, of cash or otherwise, to its equity holders and the Company has no obligations to make distributions or pay dividends.

(d) There is no agreement, written or oral, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the Interests or other equity interests of the Company.

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Section 3.5 Noncontravention.

(a) No Conflicts; Consents. Except as set forth on Schedule 3.5(a), the execution, delivery and performance by Seller and the Company of this Agreement and the Transaction Documents to which each is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time) (i) conflict with, violate, result in a breach of any provision of the Governing Documents of Seller or the Company, or (ii) require notice, consent or approval under, materially conflict with, materially violate, result in a materially breach of, result in the acceleration of any material obligation, loss of a material benefit or material increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties against the Company under (A) any Law or Governmental Order applicable to Seller or the Company or to which Seller or the Company or any of their respective properties are subject, or (B) any provision of any Contract to which the Seller or the Company is a party or by which the Seller or the Company is bound.

(b) Governmental Approvals. Except as set forth on Schedule 3.5(b), no Governmental Consent is required by or with respect to Seller or the Company in connection with the execution and delivery by Seller and the Company of this Agreement and the Transaction Documents to which each is or will be a party and the consummation by Seller and the Company of the transactions contemplated hereby and thereby.

Section 3.6 Financial Statements.

(a) Schedule 3.6(a) contains the following financial statements of the Company (the “Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2020, and the related unaudited statement of income for the year then ended, and (ii) the unaudited balance sheet of the Company as of March 31, 2021, and the related unaudited statement of income for the three (3) months then ended (the balance sheet of the Company as of March 31, 2021, the “Reference Balance Sheet,” and the date of such Reference Balance Sheet the “Reference Balance Sheet Date”). Except as may otherwise be set forth therein, and subject in the case of unaudited Financial Statements, to the absence of certain footnotes not customarily included in the unaudited quarterly financial statements and normal year-end adjustments, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis in all material respects throughout the periods covered thereby, except as may be indicated in the notes thereto, and (ii) fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods referred to therein. There are no outstanding material liabilities or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due) of the Company other than: (1) liabilities reserved against or reflected in the Financial Statements or disclosed in the notes thereto; (2) liabilities not required under GAAP to be reserved against or reflected in the Financial Statements; (3) liabilities disclosed in the Schedules; or (4) liabilities incurred in the Ordinary Course of Business since the Reference Balance Sheet Date, which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The books of account and financial records of the Company relating to or in respect of the Financial Statements are true and correct in all material respects and have been prepared and are maintained in accordance with GAAP, applied on a consistent basis throughout the period involved. Company maintains a standard system of accounting established and administered in accordance with GAAP.

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(c) Company maintains no “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

(d) Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting and record-keeping controls that provide reasonable assurance that (i) it maintains no off-the-book accounts and its assets and properties are used only in accordance with management’s directives, (ii) transactions are executed in accordance with management’s authorizations, (iii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s authorization, (v) the recorded accounting for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) accounts, notes and other receivables are recorded accurately and do not include any amounts for which there is no written contractual commitment to pay, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, and (vii) it maintains records in accordance with statutory records retention requirements.

(e) Company is Solvent.

Section 3.7 Undisclosed Liabilities; Indebtedness.

(a) Except as set forth in Schedule 3.7(a), the Company has no Liabilities except (a) those which are adequately reflected or reserved against in the applicable Reference Balance Sheet, (b) those which have been incurred in the Ordinary Course of Business since the date of the Reference Balance Sheet Date and which are not, individually or in the aggregate, material in amount and which do not relate to or arise from any breach of contract or violation of applicable Law by the Company, and (c) Liabilities that arise under this Agreement or the other Transaction Documents pursuant to their respective terms and conditions.

(b) Schedule 3.7(b) sets forth all of the Funded Indebtedness of the Company as of the date hereof.

Section 3.8 Absence of Certain Changes. Between the Reference Balance Sheet Date and the date of this Agreement, (a) the business of the Company has been conducted in the Ordinary Course of Business; (b) no Material Adverse Effect has occurred and (c) except as set forth in Schedule 3.8, there has not been with respect to the Company any:

(a) amendment of its Governing Documents;

(b) split, combination or reclassification of any equity interest in the Company;

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(c) issuance, sale or other disposition of any of its equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(d) declaration or payment of any non-cash dividends or non-cash distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests;

(e) change in any method of its accounting or accounting practice, except as required by GAAP;

(f) change in its cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g) entry into or modification or amendment of any Material Contract;

(h) termination of a Contract that, if in existence on the date hereof, would have been a Material Contract;

(i) incurrence, assumption or guarantee of any Funded Indebtedness;

(j) transfer, assignment, sale or other disposition of any material assets or cancellation of any debts or entitlements, except for sale of Inventory in the Ordinary Course of Business;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) capital investment in, or any loan to, any other Person;

(m) material capital expenditures;

(n) imposition of any Encumbrance (other than Permitted Encumbrance) upon any of its properties, equity interests or assets, tangible or intangible;

(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Company or any termination of any employees of the Company for which the aggregate costs and expenses exceed Fifty Thousand Dollars ($50,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant of the Company;

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(p) hiring or promoting any individual;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral;

(r) entry into the settlement or compromise of any Action or any default or consent to entry of any judgment or admission of any liability with respect thereto;

(s) entry into a new line of business or abandonment or discontinuance of existing material lines of business;

(t) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of Twenty-Five Thousand Dollars ($25,000), individually (in the case of a lease, per annum) or One Hundred Thousand Dollars ($100,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the Ordinary Course of Business;

(v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w) adoption of, rescission or change in any Tax accounting method or Tax election, amendment of any Tax Return, settlement of any Tax claim or assessment, surrender of any right to claim a refund of Taxes, or extension or waiver of the limitation period applicable to any Tax claim or assessment or entering into of any voluntary disclosure or similar process or proceeding with respect to Taxes; or

(x) entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.9 Litigation.

(a) There are no, and since December 6, 2016 (the “Lookback Date”) have not been, any Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its business, properties or assets (or against or by Seller and relating to the Company) or (b) against or by Seller or the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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(b) There are no, and since the Lookback Date there has not been any, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. To the Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.10 Compliance with Laws; Material Permits.

(a) The Company is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets. Since the Lookback Date, Company has not received written (or, to Seller’s Knowledge, verbal) notice that it has failed to comply in any material respect with any provision or requirement of any Law applicable to Company or its business, properties or assets. Since the Lookback Date, the Company has not been charged in writing with, or, to Seller’s Knowledge, under investigation with respect to, any violation of Law.

(b) The Company holds all federal, state, local and foreign Permits that are required or necessary for the operation of its business as presently conducted, or that are necessary for the lawful ownership of its properties and assets. Schedule 3.10(a) lists all current Permits held by the Company. Each of the Permits is valid and in full force and effect, and no such Permit will be terminated or materially impaired as a result of the transactions contemplated by the Transaction Documents. The Company is, and since the Lookback Date has been, in compliance in all material respects with the Permits. No written (or to Seller’s Knowledge, verbal) notice of cancellation of, revocation of, suspension of or default under any Permit has been received by the Company since the Lookback Date.

Section 3.11 Material Contracts.

(a) Except as set forth in Schedule 3.11(a), the Company is not a party to or bound by any of the following Contracts:

(i) Contracts with Material Customers and Material Suppliers;

(ii) IP Contracts;

(iii) any Contract (A) with respect to the employment of any managers, members, directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of the Company or Seller to indemnification from the Company, (C) which provides for the payment by the Company of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving the Company; and

(iv) Contracts evidencing Funded Indebtedness owed by Company;

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(v) Contracts under which Company (A) leases any property or asset and (B) is required to make lease payments in excess of $25,000 per year;

(vi) Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, outside the Ordinary Course of Business;

(vii) Contracts for joint ventures, partnerships or sharing of profits;

(viii) Contracts with Governmental Entities;

(ix) (A) Contracts with distributors and sales representatives and (B) agency, sales promotion, market research, marketing consulting and advertising Contracts;

(x) Contracts that require Company to purchase its total requirements of any product or service from a third party;

(xi) Contracts providing for Company to be the exclusive provider of any product or service to any Person, or that otherwise involve the granting by any Person to Company or by Company to any Person of exclusive rights of any kind;

(xii) Contracts that provide for the assumption of any environmental Liability of any Person;

(xiii) Contracts that limit or purport to limit the ability of Company to compete in any line of business or with any Person or in any geographic area or during any period of time, that restriction the ability of Company to do business with any Person or hire or solicit any Person, or that restricts the right of Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(xiv) Contracts providing for indemnification to or from any Person and that was not entered into the Ordinary Course of Business;

(xv) collective bargaining agreements or Contracts with any union;

(xvi) settlement, conciliation or similar Contracts pursuant to which Company is obligated to pay consideration in excess of $25,000 or pursuant to which Company will have any obligations after the date of this Agreement;

(xvii) Company Insurance Policies; and

(xviii) Contracts or group of related Contracts that have future sums due to or from the Company, taken as a whole, in any consecutive twelve (12) month period in excess of an aggregate amount of $50,000 and which is not terminable without penalty upon not more than sixty (60) days’ notice to the counterparty.

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(b) Each Material Contract is a valid and binding obligation of the Company and, to the Seller’s Knowledge, any other party to such Material Contract, and is in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as set forth in Schedule 3.11(b), (i) neither the Company nor, to the Seller’s Knowledge, any other party to any Material Contract, is in breach of any material obligations under any Material Contract, (ii) no party to a Material Contract has exercised any termination rights with respect thereto or has given written (or to Seller’s Knowledge, verbal) notice of any significant dispute with respect thereto or that it intends to cancel, terminate (or reduce the level of services under) or not renew such Material Contract, and (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer.

Section 3.12 Tax Matters.

(a) All Tax Returns required to be filed by the Company have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company (whether or not shown as due on such Tax Returns) have been paid when due.

(b) The Company has at all times since its formation been treated as a disregarded entity for federal and, where applicable state and local, income Tax purposes and no election has ever been filed to treat the Company as an association taxable as a corporation for federal, state or local income Tax purposes.

(c) The Company has not received any written (or, to Seller’s Knowledge, verbal) notification of any Proceedings currently pending or being conducted against the Company with respect Taxes.

(d) The Company has not received from any Governmental Entity any written notice of proposed adjustment, deficiency or underpayment of material Taxes, which have not since been paid, settled or withdrawn.

(e) There are no pending or outstanding agreements or waivers with any Governmental Entity extending the statutory period of limitations applicable to the assessment or collection of any Tax against the Company (other than automatic extensions arising from an extension of the due date for filing a Tax Return obtained in the Ordinary Course of Business).

(f) The Company has not received any written (or, to Seller’s Knowledge, verbal) notification from any Governmental Entity in a jurisdiction in which the Company has not filed Tax Returns that the Company is required to file or may be subject to taxation in that jurisdiction.

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(g) The Company has complied with all applicable Laws relating to the withholding and collection of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party and has complied with all Tax information reporting provisions of all applicable Laws.

(h) There are no Encumbrances for Taxes on any assets of the Company, other than Permitted Encumbrances.

(i) The Company (i) has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) or included in a combined, consolidated or unitary Tax Return other than a group of which the Seller was the parent of the group, and (ii) has no liability for the Taxes of any other Person (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business, the primary purpose of which is not related to Taxes), or otherwise.

(j) The Company is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment by the Company of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) of the Code).

(k) The Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(l) The Company has no indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law).

(m) Within the past two (2) years, the Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting requested or initiated on or prior to the Closing Date or the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law) executed on or prior to the Closing Date, (C) intercompany transaction occurring or excess loss amount existing on or prior to the Closing Date, in each case, as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Income Tax Law) or, (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amounts received or deferred revenues accrued on or prior to the Closing Date, or (F) an election under Section 108(i) or Section 965 of the Code (or any similar provisions of Law).

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(o) The Company has complied with all applicable transfer pricing rules.

(p) The Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(q) The Company has not deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to CARES Act, the Payroll Tax Executive Order, or any similar applicable federal, state or local Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 Event that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of the Company to any Governmental Entity.

Section 3.13 Employees. The Company does not have and has never had any employees or independent contractors.

Section 3.14 Employee Benefits. The Company does not sponsor, maintain, contribute to, or have any Liability with respect to, and has never sponsored, maintained, contributed to, or had an Liability with respect to, any “employee benefit plan” as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any equity, compensation, change of control, deferred compensation arrangements, bonus compensation plans or policies vacation, sick leave or other material fringe or material incentive benefits, plans or arrangements. Neither Seller, nor any Person, trade or business, that is under common control or treated as a single employer with the Company for purposes of Section 414 of the Code, maintains, sponsors, or contributes to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code.

Section 3.15 Real and Personal Property.

(a) The Company does not now own or lease, and has not at any time owned or leased, any real property.

(b) The Company has good and marketable title to, or a valid leasehold interest in, or a valid license to use, all of the properties and assets used by it or shown on the Reference Balance Sheet or acquired after the date thereof, in each case whether real, personal, tangible or intangible, free and clear of all Encumbrances (other than properties and assets disposed of in the Ordinary Course of Business since the Reference Balance Sheet Date and except for Permitted Encumbrances).

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Section 3.16 Intellectual Property.

(a) Scheduled Intellectual Property.

(i) Schedule 3.16(a)(i) identifies any and all Patents, filed Patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, domain names, social media accounts and handles, registered design rights, and other forms of registered Intellectual Property and filed applications therefor, owned by or exclusively licensed to the Company (collectively, the “Company Registrations”).

(ii) Schedule 3.16(a)(ii) identifies each proprietary software program, each trade name, each unregistered trademark, service mark, service name, trade dress, brand name, logo, symbol, slogan, tag line, and social media account name, and each unregistered copyright (including website content, advertising content and promotional materials) owned or exclusively licensed to the Company that, in each case, is material to the business of the Company as presently conducted.

(b) Ownership. Except as disclosed on Schedule 3.16(b), (i) the Company owns all worldwide rights, titles, and interests in and to, or is the exclusive licensee as described in Schedule 3.16(a)(i) of, each item of material Company Intellectual Property, free and clear of any Encumbrance (other than Permitted Encumbrances, non-exclusive licenses granted to customers pursuant to the Company’s standard customer agreement(s) in the Ordinary Course of Business, and licenses granted in the Outbound IP Contracts identified on Schedule 3.16(f)); and (ii) the Company is the owner of record or exclusive licensee of all Company Registrations.

(c) Sufficiency. Except as disclosed on Schedule 3.16(c), the Company owns or has adequate rights to use all material Intellectual Property and material items of Embodiments used in connection with the business of the Company as presently conducted. The Company will continue to own or have valid rights or licenses immediately after the Closing as are sufficient to use all of the material Company Intellectual Property and material items of Embodiments to the same extent as prior to the Closing Date.

(d) Infringement of Third Party IP. Except as disclosed on Schedule 3.16(d), (i) to the Seller’s Knowledge, none of the sale, manufacture, importation into the United States or use of any products or services of the Company interferes with, infringes upon, dilutes, misappropriates, or in any way violates any Intellectual Property of any Person, and (ii) the Company has not received any written (or to Seller’s Knowledge, verbal) charge, complaint, claim, demand or notice, alleging interference, infringement, dilution, misappropriation, false advertising, or violation of the Intellectual Property of any Person (including any invitation to license or request or demand to refrain from using or selling any product or service of the Company) that remains unresolved.

(e) Infringement of Company IP. Except as set forth on Schedule 3.16(e), to the Seller’s Knowledge, no Person is interfering with, infringing upon, diluting, misappropriating, or violating any Company Intellectual Property, and the Company has not made any written (or, to Seller’s Knowledge, verbal) charge, complaint, claim, demand or given notice to any Person alleging interference, infringement, dilution, misappropriation, false advertising or violation of Company Intellectual Property (including sending any Person invitations to license or requests or demands to refrain from using or selling any product or service) that remains unresolved.

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(f) IP Contracts. Schedule 3.16(f) identifies under separate headings each Contract (i) under which the Company (A) uses or licenses a material item of Embodiments or any material Intellectual Property that any Person besides the Company owns, or (B) owes any royalties or other payments to any Person for the use of any Intellectual Property or Embodiments, other than Contracts related to off-the-shelf Software (the “Inbound IP Contracts”), (ii) under which the Company has granted any Person any right or interest in any material Company Intellectual Property including any right to use any material item of Embodiments, other than non-exclusive licenses granted to customers pursuant to the Company’s standard customer agreement(s) in the Ordinary Course of Business (the “Outbound IP Contracts”), (iii) that otherwise affects the Company’s use of or rights in the material items or Embodiments used by the business of the Company or any material Company Intellectual Property (including co-existence agreements, covenants not to sue, and Software escrow and release agreements), and (iv) under which the Company has agreed to or has an obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property (other the Company’s standard customer and supplier agreement(s) entered into in the Ordinary Course of Business) (collectively, (i) through (iv), the “IP Contracts”). To the Seller’s Knowledge, the IP Contracts are valid, binding and enforceable between the Company and the other parties thereto and are in full force and effect. Neither the Company, nor, to the Seller’s Knowledge, the other party thereto has materially breached any of the IP Contracts.

(g) Compliance. Company is complying in all material respects with all applicable Laws, contracts, and its own rules, policies and procedures, relating to privacy, data protection, and the collection and use of personal information. Company has provided adequate notice, obtained any necessary consents required for, and complied with any and all obligations regarding the collection and use of personal information. Company has abided by any applicable opt-outs related to personal information. Company has not received written or electronic notice of any claims asserted against Company or threatened against Company alleging a violation of any Person’s privacy, personal information or data rights. Except as set forth in Schedule 3.16(g), since the Lookback Date, the Company has not experienced any actual or reasonably suspected breach of security with respect to, or any unauthorized use, disclosure, acquisition of; loss of; or other unauthorized access to, its information technology systems or any personal information in Company’s possession, custody or control (any such breach, a “Security Incident”). No actual or reasonably suspected security vulnerabilities exist in Company products, services, or Software owned by, used in or necessary for the conduct of the business of Company which present a material risk of a Security Incident. Company has contractually obligated third parties that service, host, manage, access, or otherwise process personal information to comply with such applicable Laws, rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information. To Seller’s knowledge, no third party has breached such contractual obligations in its provision of services to Company, nor does Company have any knowledge or reason to know that any such third party has failed to comply with such contractual obligations. Company has not received any written notice from any vendor or other third-party company that Company uses to process personal information or who otherwise provides services on Company’s behalf, including ecommerce and payment processing services, that such vendor or other third-party company suffered an actual or suspected breach of security with respect to, or any unauthorized use, disclosure, acquisition of, loss of or other unauthorized access to, its information technology systems or any personal information collected or processed in connection with the provision of those services.

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(h) Information Technology Systems. To Seller’s Knowledge, Company’s information technology systems do not contain any device or feature designed to disrupt, disable or otherwise impair the functioning of Company’s information technology systems. In the three (3) years preceding the date hereof, there have been no disruptions in the Company’s information technology systems that materially adversely affected Company’s business or operations. Company has implemented, and Company maintains, industry standard measures designed to prevent the introduction of malicious code into Company’s information technology systems. Company has implemented a reasonable vulnerability management program to detect, manage, mitigate and patch bugs, vulnerabilities, defects, and errors in Company’s information technology systems.

(i) Effect of the Agreement. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, give any other Person a contractual right or option to cause or declare, (i) a loss of, or encumbrance on, Company Intellectual Property; (ii) a breach of or default under any contract involving any Company Intellectual Property; (iii) the release, disclosure, or delivery of any Company Intellectual Property, including any source code, by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

(j) Confidentiality Practices. The Company has maintained commercially reasonable practices to maintain the confidentiality of and otherwise protect and enforce the Company’s rights in its proprietary information, confidential information, trade secrets, and any confidential information provided by any other Person to the Company. Without limiting the foregoing, except as described in Schedule 3.16(j), all current and former employees and consultants of Company and other Persons involved in the development of Company Intellectual Property have entered into an agreement regarding confidentiality and assignment of Intellectual Property sufficient to transfer to Company ownership of all right, title and interest in Company Intellectual Property. In each case in which Company has acquired any Intellectual Property from any Person, Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to Company.

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Section 3.17 Insurance. Schedule 3.17 sets forth a true and complete list of each current insurance policy (the “Company Insurance Policies”) that covers the Company or its business, properties, assets or employees, together with the name of the insurer, coverage amount and renewal and expiration dates. Each of the Company Insurance Policies is in full force and effect, and all premiums due thereunder have been paid, and will be in full force and effect until Closing. The Company has not received any written (or to Seller’s Knowledge, verbal) notice of cancellation of, any of the Company Insurance Policies. None of the Company Insurance Policies have been subject to any lapse in coverage. There are no claims related to the Company pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.18 Customers, Suppliers and Distributors.

(a) Schedule 3.18(a) sets forth a list of the ten (10) largest customers of the Company, including, for the avoidance of doubt, customers who purchase the Company’s products through the Company’s third party distributors and sales agents (collectively, “Material Customers”), as measured by the dollar amount of revenues recognized by the Company during the three (3)-month period ended March 31, 2021, and the twelve (12)-month period ended December 31, 2020, showing the amount of revenues recognized by the Company from such customer during such period. To the Seller’s Knowledge, there are no bankruptcies filed by, on behalf of, or against any Material Customer. Neither the Company nor any third party distributor or sales agents of the Company (whether on behalf of the Company or otherwise) is engaged in any material dispute with any Material Customer, and no such Material Customer has (i) terminated, suspended or materially reduced its business relations with the Company or the Company’s third party distributor or sales agent, or (ii) notified or indicated, in each case in writing or, to the Seller’s Knowledge, otherwise, to the Company or the Company’s third party distributor or sales agent that it intends to terminate, suspend or materially reduce its business relations with the Company or the Company’s third party distributor or sales agent, or renegotiate the terms of its Contracts with the Company or the Company’s third party distributor or sales agent in any material respect.

(b) Schedule 3.18(b) sets forth a list of five (5) largest vendors and suppliers of the Company (“Material Vendors”), as measured by the dollar volume of purchases from such suppliers by the Company during the three (3)-month period ended March 31, 2021, and for the twelve (12)-month period ended December 31, 2020, showing the amount of payments made by the Company to each such supplier during such period. To the Seller’s Knowledge, there are no bankruptcies filed by, on behalf of, or against any Material Vendor. The Company is not engaged in any material dispute with any Material Vendor, and no such Material Vendor has (i) terminated, suspended or materially reduced its business relations with the Company, or (ii) notified or indicated, in each case in writing or, to the Seller’s Knowledge, otherwise, to the Company that it intends to terminate, suspend or materially reduce its business relations with the Company or renegotiate the terms of its agreements with the Company in any material respect.

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(c) Schedule 3.18(c) sets forth the name of the Company’s sole distributor (the “Material Distributor”). To the Seller’s Knowledge, there are no bankruptcies filed by, on behalf of, or against the Material Distributor. The Company is not engaged in any material dispute with the Material Distributor, and the Material Distributor has not (i) terminated, suspended or materially reduced its business relations with the Company, or (ii) notified or indicated, in each case in writing or, to the Seller’s Knowledge, otherwise, to the Company that it intends to terminate, suspend or materially reduce its business relations with the Company or renegotiate the terms of its agreements with the Company in any material respect.

Section 3.19 Affiliate Arrangements. Except as set forth on Schedule 3.19, neither Seller nor any Affiliate thereof (i) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, shareholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, publisher, vendor, customer, landlord, tenant, creditor or debtor of the Company, (ii) owns or has an interest in, directly or indirectly, any property, asset or right, which is material to the Company, (iii) owes any money to or is owed any money by the Company, or (iv) is a party to a Contract, or is involved in any business arrangement or other relationship, with the Company (whether written or oral), nor has the Company pledged any assets or guaranteed any obligations on behalf of any such Person.

Section 3.20 Product Liability. The Company has not had and does not have any Liability (and, to the Seller’s Knowledge, there is no basis for any present or future Proceeding against the Company that could give rise to any Liability) arising out of the use of any product distributed, sold, or delivered by the Company, including any product liability, recall, warranty or other similar Proceedings alleging that any of the products that the Company manufactures, distributes, services, markets, sells or produces (whether on its own or through a third party) is defective or fails to meet any product or guaranties provided by the Company. All products manufactured, distributed, serviced, marketed, sold and/or produced by the Company (whether on its own or through a third party) have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability for replacement thereof or otherwise. No product manufactured, distributed, serviced, marketed, sold and/or produced by the Company (whether on its own or through a third party) is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale or those otherwise set forth on a Contract made available to Buyer (including as a result of any course of conduct between the Company, on the one hand, and any other Person, on the other hand).

Section 3.21 Certain Payments.

(a) The Company is in compliance with all applicable foreign, federal, state and local anti-bribery, anticorruption and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act, as amended. Neither the Company nor Seller nor any Representative thereof or any other Person authorized to act for or on behalf of the Company, has directly or indirectly, (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, public or private, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment of business secured; (C) to obtain special concessions or for special concessions already obtained; or (D) in violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

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(b) Neither the Company nor Seller, nor any of their respective director, officer, employee, agent or other Representative thereof is a Person with whom dealings are restricted or prohibited under the export control and economic sanctions laws of any jurisdictions.

(c) Company has not engaged in any unauthorized transaction or dealing with any Person with whom transactions or dealings are prohibited or restricted by the export control or sanctions laws of any jurisdiction.

Section 3.22 Compliance with FDA and Related Laws.

(a) No Violations of FDA and Related Laws. The Company is, and at all times since the Lookback Date has been, in compliance in all material respects with FDA and Related Laws, applicable to the conduct or operation of the Company’s business, or by which the Company is bound, (including but not limited to the extent applicable, current good manufacturing practice (GMP), adulteration and misbranding). Neither the Company nor, to the Seller’s Knowledge, any of its executive officers has received since the Lookback Date, nor is there any basis for, any written (or to Seller’s Knowledge, verbal) notice, order, complaint or other communication, from any Governmental Entity or any other Person that the Company is not in compliance in all material respects with any such Laws.

(b) Compliance with FDA Permits. Schedule 3.22(b) sets forth a list of all of the FDA Permits held by the Company pursuant to FDA and Related Laws. The Company is in compliance in all material respects with all such FDA Permits and all such FDA Permits are valid, in full force and effect and sufficient for the services currently provided by the Company. The Company has not received written (or, to Seller’s Knowledge, verbal) notice from any Governmental Entity regarding any proposed modification, non-renewal, revocation, suspension, cancellation or termination of any such FDA Permits, and, to the Seller’s Knowledge, no event has occurred which could reasonably be expected to result in the modification, non-renewal, suspension, cancellation or termination of any such FDA Permit. There is no Action or Proceeding pending or, to the Seller’s Knowledge, threatened by any Governmental Entity with respect to: (i) any alleged violation by Company of any Law, policy or guideline of any Governmental Entity, (ii) any alleged failure of the Company to have any FDA Permit required in connection with the operation of the business of Company, or (iii) any revocation, cancellation, rescission, modification, termination or refusal to renew in the ordinary course, any of the FDA Permits. Since the date that is four (4) years prior to the date hereof, no FDA Permit has been revoked, cancelled, terminated, rescinded, modified or been subject to a refusal to renew. To the Seller’s Knowledge, there is no proposed change in any applicable Law that would require the Company to obtain any FDA Permit not set forth on Schedule 3.22(b) in order to conduct the business of the Company as presently conducted.

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(c) Product Ingredients. The Company has performed commercially reasonable due diligence with respect to the regulatory and legal status of all ingredients in any Company products being sold, including, as applicable, as to whether the ingredients in such products are generally recognized as safe as the term is used in 21 U.S.C. 321(s), and that such ingredients are not new dietary ingredients as defined in 21 U.S.C. 350b(d) or that they comply with any legal and regulatory requirements for new dietary ingredients. The Company has not received any written (or to Seller’s Knowledge, verbal) notification or assertion from any Governmental Entity asserting a position contrary to the Seller’s and the Company’s representations herein. The Company performs commercially reasonable due diligence to ensure the accuracy of the nutritional information that is included on product labels.

(d) Product Safety. Except as set forth on Schedule 3.22(d), none of the products of the Company has been the subject of any recall, market withdrawal, or similar action required by any Governmental Entity or undertaken by the Company on a voluntary basis for reasons relating to safety or quality, and there is no reasonable basis for any such request. During the past three (3) years, no Governmental Entity or customer has commenced or threatened to initiate any recall or requested the recall or return, as applicable, of any product of the Company for reasons relating to safety or quality. There have been no material Proceedings against or involving the Company giving rise to material Liability arising out of an injury to any Person or property relating to the products of the Company or any alleged failure to warn or any alleged breach of warranties for any products of the Company. Since the Lookback Date, no Governmental Entity has required any facility of the Company to shut down.

(e) Promotion and Advertising. The Company has been in material compliance with all applicable Laws governing product promotion and advertising, including Section 5 of the FTC Act.

(f) No Convictions. Since the Look Back Date, neither the Company nor any of Company’s officers, directors, manager or members, has been convicted of, and to Seller’s Knowledge, no employee of the Company has ever been convicted of, or, to Seller’s Knowledge, no officer, director, manager, member or employee has been charged with or investigated for, a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, use or distribution of a controlled substance, or been subject to any Governmental Order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity since the Lookback Date. Since the Lookback Date, no exclusion, suspension, or debarment claims, Actions or Proceedings, audits or investigations relating to the Company is pending or, to Seller’s Knowledge, threatened against the Company, nor to Seller’s Knowledge, are there any exclusion, suspension or debarment claims, actions, proceedings, audits or investigations pending against the Company’s or the Company’s officers, directors, managers, members, employees or agents or, to the Seller’s Knowledge, threatened against the Company’s officers, directors, managers, members, employees or agents.

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(g) Enforcement. Except as set forth on Schedule 3.22(g), since the Lookback Date, the Company has not received any written (or to Seller’s Knowledge, verbal) notice, observation, assessment, untitled letter, warning letter, seizure, injunction, prosecution or other compliance or enforcement action by the FDA, FTC, USDA or any other Governmental Entity. Since the Lookback Date, the Company has not received written (or to Seller’s Knowledge, verbal) notice of any notices from any Person or any citations or decisions by any customers who purchase the Company’s products through the Material Distributor, any customers who purchase directly from the Company through e-commerce and direct sales, any distributor or any Governmental Entity that any of the products are materially defective, materially unsafe or materially fail to meet any standards promulgated by any applicable Laws, FDA Permits or Governmental Entity. Since the Lookback Date, the Company has not received any written (or to Seller’s Knowledge, verbal) notice, including any pending investigation, of any noncompliance from any Governmental Entity or has been charged, or threatened with a charge of violating any Law, nor to the Seller’s Knowledge, does any basis for any such action exist.

(h) Imports/Exports. Except as set forth on Schedule 3.22(h), the Company has at all times conducted its import and export transactions in material compliance with all applicable import/export controls (including applicable provisions of United States export or import control Laws (or similar provisions of applicable foreign Laws), including but not limited to the FDCA, the Export Administration Act, the Export Administration Regulations, U.S. Customs regulations, and the requirements of the United States Department of Commerce’s Bureau of Industry and Security) in countries in which the Company conducts business. Without limiting the foregoing, (i) the Company has obtained all required export and import licenses and other authorizations from any applicable Governmental Entity required from it, in accordance with its respective obligations under such import and export transactions, for the import and export, of its products (“Import and Export Approvals”); (ii) the Company is in compliance in all material respects with the terms of all applicable Import and Export Approvals; and (iii) there are no pending or, to the Seller’s Knowledge, threatened claims against the Company with respect to such Import and Export Approvals or import or export or transactions.

Section 3.23 Accounts Receivable; Accounts Payable.

(a) The Accounts Receivable reflected on the Reference Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in Ordinary Course of Business; (b) constitute valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims; and (c) subject to a reserve for bad debts shown on the Reference Balance Sheet or, with respect to Accounts Receivable arising after the date of the Reference Balance Sheet, on the accounting records of the Company, and, for avoidance of doubt, Company has not agreed to accept a discount on the payment of any such Accounts Receivable.

(b) The accounts payable reflected on the Reference Balance Sheet and arising after the date thereof have arisen from bona fide transactions entered into by the Company in the Ordinary Course of Business. Company has not written-off or reversed any accounts payable or liability reserves in a manner inconsistent with prior practice.

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Section 3.24 Inventory. The Inventory of the Company is in good and marketable condition, fit for the purpose for which it was procured or manufactured, and consists of a quality and quantity usable and salable in the Ordinary Course of Business. The Inventory on the Reference Balance Sheet and the Inventory arising after the Reference Balance Sheet Date and reflected on the books and records of the Company are stated thereon in accordance with GAAP, on a lower of cost or market basis, consistently applied. Reserves for markdowns, shortage, salvage, lower of cost or market, obsolete, excess, damaged or otherwise unsalable and unusable Inventory have been reflected on the Reference Balance Sheet in accordance with GAAP. The Company is not in possession of any Inventory not owned by the Company.

Section 3.25 PPP Loan. Neither Seller nor the Company, nor any respective Affiliates thereof, has incurred any Funded Indebtedness pursuant to the Paycheck Protection Program under the CARES Act.

Section 3.26 Environmental Matters. The Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws, and has obtained, and is (and has been since the Lookback Date) in material compliance with, all Permits required under applicable Environmental Laws in connection with the operation of its properties, assets and business as currently operated.

Section 3.27 No Omissions of Material Fact. None of the representations and warranties in Article 3 of this Agreement, taking into account the Schedules attached hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.28 Brokers and Finders. Neither the Seller nor the Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 3.29 Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article 3 AND/OR IN TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, THE SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY’S BUSINESS OR ITS ASSETS, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article 3 AND/OR IN TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, THE SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING AS TO MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT LIMIT OR OTHERWISE AFFECT BUYER’S RIGHTS AND REMEDIES IN THE EVENT OF FRAUD.

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Article 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that:

Section 4.1 Organization and Qualification. The Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Buyer is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent, delay or impair the Buyer’s ability to consummate the transactions contemplated by this Agreement. The Buyer has all requisite power and authority to own (or, as applicable, lease) and operate its properties and assets and to carry on its business as it is currently conducted, except where the failure to have such power or authority would not prevent, delay or impair the Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.2 Authority; Due Execution. The Buyer has all requisite power and authority to enter into this Agreement and each of the other Transaction Documents to which the Buyer is a party, to perform the Buyer’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes the valid, binding and enforceable obligation of the Buyer, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.3 Noncontravention.

(a) No notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity (“Buyer Governmental Notices”) are required by or with respect to Buyer in connection with the execution and delivery Buyer of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby.

(b) The execution, delivery or performance by the Buyer of this Agreement or any other Transaction Document to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby or thereby, do not and will not, directly or indirectly (with or without notice or lapse of time), require (i) conflict with or result in any breach of any provision of any the Buyer’s Governing Documents, (ii) result in or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Buyer is a party or by which any of its properties or assets may be bound, or (iii) violate any Governmental Order or Law by which the Buyer or any of its properties or assets is bound, except in the case of clauses (ii) and (iii) above, for violations which would not reasonably be expected to prevent, delay or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

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Section 4.4 Litigation. There is no Proceeding pending or, to the knowledge of the Buyer, threatened in writing or under investigation against the Buyer before any Governmental Entity and the Buyer is not subject to any Governmental Order that is, in each case, reasonably likely, either individually or in the aggregate, to prevent, delay or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.5 Compliance with Laws. The Buyer is not in violation of any Law that would prevent, delay or impair the Buyer’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents.

Section 4.6 Financing. The Buyer has access to an adequate amount of capital to fulfill its duties and obligations to make all payments due by it as of the Closing, and as and when due after the Closing. In no event will the availability or receipt of any financing or funds by Buyer, or any Affiliate of Buyer, or any other financing or other transaction be a condition to any of Buyer’s obligations under this Agreement.

Section 4.7 Solvency. Assuming the representations and warranties of the Seller contained in Article 3 are true in all material respects, and after giving effect to the transactions contemplated hereby, the Buyer and its Subsidiaries will be Solvent.

Section 4.8 Brokers and Finders. Except as listed on Schedule 4.8, the Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.9 Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article 4 AND/OR IN TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, BUYER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND SELLER AND THE COMPANY HEREBY DISCLAIM ANY RIGHT TO RELY ON ANY REPRESENTATION OR WARRANTY OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 4 AND/OR IN THE TRANSACTION DOCUMENTS TO WHICH BUYER IS A PARTY. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT LIMIT OR OTHERWISE AFFECT SELLER’S RIGHTS AND REMEDIES IN THE EVENT OF FRAUD.

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Article 5

CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 Conduct of the Business Prior to the Closing Date. From the date of this Agreement until the Closing Date, except (i) as otherwise provided in this Agreement, (ii) consented to in writing by the Buyer (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as required by any applicable Law or Governmental Order (including COVID-19 Measures), or (iv) set forth on Schedule 5.1, Seller shall, and shall cause the Company to, conduct the Business of the Company in the Ordinary Course of Business, and Seller shall, and shall cause the Company to, use its commercially reasonable efforts to maintain existing business relationships with suppliers, customers, employees and others having material business relationships with the Company. Without limiting the generality of the foregoing, except (i) as otherwise provided in this Agreement, (ii) consented in writing by the Buyer (which consent will not be unreasonably withheld, conditioned or delayed), (iii) required by any applicable Law or Governmental Order (including COVID-19 Measures), the Company shall not, and the Seller shall not cause or permit the Company to:

(a) amend or restate the Governing Documents of the Company;

(b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;

(c) issue, sell, transfer, pledge, dispose of or encumber any Interests or other equity securities, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any equity interests or Interests or other equity securities;

(d) (i) split, combine, subdivide or reclassify its Interests; (ii) declare, set aside or pay any dividend or other distribution payable in stock, equity interests or property with respect to its Interests, or (iii) declare, set aside or pay any dividend or other distribution payable in cash with respect to its Interests, except for any distribution to Seller ;

(e) redeem, purchase or otherwise acquire directly or indirectly any of the Interests or other equity interests;

(f) make or commit to make any capital expenditure or capital additions or improvements in an amount in excess of $25,000, individually, or $50,000, in the aggregate;

(g) (i) make any change in the compensation or benefits payable to any of its current or former directors, officers, employees or other individual service providers, other than as required by Law, (ii) hire any new employees or engage any new independent contractors (iii) enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, change in control, retirement or similar agreement, (iv) enter into or adopt any new, or increase benefits under or renew, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement), or any collective bargaining agreement or (v) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required pursuant to this Agreement);

(h) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or invest in any equity interest in or a material portion of the assets of, or by any other manner acquire any business or any Person or division thereof;

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(i) sell, lease, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments or with respect to the sale of products or services of the Company in the Ordinary Course of Business;

(j) (i) incur or assume any Funded Indebtedness, except to the extent that such Funded Indebtedness is paid off in full and discharged prior to, or in connection with, the Closing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, in each case, solely to the extent that such assumption, guarantee, endorsement, liability or responsibility is not terminated, removed or discharged prior to, or in connection with, the Closing; (iii) pledge or otherwise encumber any Interests or other equity interests or assets of the Company but only if such pledge or encumbrance is not removed prior to, or in connection with, the Closing; or (iv) mortgage or pledge any of its tangible or intangible assets or properties, other than as relates to a Permitted Encumbrance;

(k) settle, pay, discharge or satisfy any claims, suits, liabilities or obligations (including settlement of Proceedings) (i) involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount exceeding $25,000, individually, or $50,000, in the aggregate, (ii) which after the Closing Date will require the Company to satisfy any obligation or (iii) which imposes any equitable or injunctive relief;

(l) change any method of accounting or accounting practice used by it except any change required by reason of a concurrent change in GAAP;

(m) (i) make, change or revoke any Tax election or Tax accounting method, (ii) elect to adopt any method of Tax accounting, (iii) enter into any closing agreement, settlement, or compromise of any material claim or assessment (including any audit), in each case in respect of Taxes, (iv) file any amended Tax Return, or (v) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

(n) (i) enter into any new line of business, or incur or commit to incur any capital expenditures or Liabilities in connection therewith or (ii) abandon or discontinue any existing material lines of business;

(o) form a Subsidiary;

(p) make any loans, advances or capital contributions to, or guarantees for the benefit of, or investments in, any other Person or cancel or forgive any debts owed to or claims held by it;

(q) transfer, assign, lease, sell, license, abandon or otherwise dispose of any asset, except for inventory or obsolete assets in the Ordinary Course of Business;

(r) (i) enter into any Contract that if entered into prior to the date hereof would be a Material Contract or (ii) amend, modify, renew, terminate or waive any material right under any Material Contract;

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(s) delay, postpone or cancel the payment of any accounts payable or any other Liability, agree or negotiate with any party to extend the payment date of any accounts payable or accelerate the collection of any accounts or notes receivable or otherwise change any of its practices with respect to payables, receivables or cash management;

(t) undertake any action or fail to take any action that does or could, individually or in the aggregate, reasonably be expected to result in the loss, lapse, expiration, or abandonment of any Company Intellectual Property; or

(u) agree or commit in writing to do any of the foregoing.

Except as expressly set forth herein, nothing in this Section 5.1 provides Buyer, directly or indirectly, the right to control or direct the Company’s operations in the Ordinary Course of Business prior to the Closing. Prior to the Closing, the Seller and the Company shall exercise, subject to the terms and conditions of this Agreement (including this Section 5.1), complete control and supervision over the business, assets and operations of the Company.

Section 5.2 Expenses and Fees. Except as otherwise provided in this Agreement, all costs and expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Buyer, and all costs and expenses incurred by the Seller or the Company in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Seller.

Section 5.3 Access to Information. Upon reasonable notice, and except as may otherwise be required by applicable Laws, the Seller shall, and shall cause the Company to, afford the Buyer’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Company’s properties, books, contracts and records and, during such period, the Seller shall, and shall cause the Company to, furnish promptly to the Buyer all information concerning the Company’s business, properties, results of operations and personnel as may reasonably be requested. Such access to information will be provided and conducted under the supervision of the Seller’s personnel and in such manner as not to interfere with the normal operations of the Company. All requests by the Buyer for access pursuant to this Section 5.3 must be submitted or directed exclusively to Craig Sheehan, or such other individuals as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor the Company will be required to disclose any information to the Buyer if such disclosure would: (i) would reasonably be likely to result in a Material Adverse Effect due to the competitive harm caused to the Company and its business, if the transactions contemplated by this Agreement are not consummated, (ii) contravene any applicable Law or (iii) jeopardize any attorney-client or other privilege based upon the advice of the Seller’s counsel; provided that the Seller shall use its reasonable commercial efforts, if so permitted by applicable Law, to promptly communicate to the other party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not cause such competitive harm to the Seller or its Affiliates, violate applicable Law or cause the loss of the attorney-client privilege with respect thereto. Prior to the Closing, without the prior consent of the Seller (not to be unreasonably withheld, conditioned or delayed), the Buyer shall not contact any suppliers to, or customers of, the Company. The Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access to information provided pursuant to this Section 5.3.

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Section 5.4 Confidentiality.

(a) From and after the Closing until the date that is five (5) years after the Closing Date, the Seller shall, and shall cause its Affiliates and Representatives to, keep confidential any and all Confidential Information, except that the obligations of confidentiality with respect to any non-public information relating to the Company that constitutes a trade secret will continue for so long as such information is a trade secret. Notwithstanding anything to the contrary in this Section 5.4(a), the Seller may disclose Confidential Information to the Seller’s Affiliates and Representatives so long as the Seller has informed such Affiliate or Representative, as the case may be, of the confidential nature of such information and such Affiliate or Representative, as the case may be, agrees to keep such information confidential in accordance with the terms of this Section 5.4(a) or is otherwise bound by confidentiality obligations consistent with those set forth in this Section 5.4(a). The Seller will be liable for any breach of this Section 5.4(a) by any of its Affiliates and Representatives to whom the Seller discloses Confidential Information. Notwithstanding anything to the contrary in this Section 5.4(a), the foregoing restrictions shall not apply to disclosure of Confidential Information to the extent such disclosure is required by any applicable Law or deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process (collectively, “Legal Process”); provided that, in the event that the Seller or any of its Affiliates or Representatives is required by any applicable Law or Legal Process to disclose any Confidential Information, the Seller shall, (i) to the extent permissible by such applicable Law or Legal Process, provide the Buyer with prompt written notice of such requirement, (ii) disclose only that information that the Seller determines (with the advice of counsel) is required by such applicable Law or Legal Process to be disclosed and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by, at the Buyer’s request, reasonably cooperating with the Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at the Buyer’s sole cost and expense). Notwithstanding the foregoing, Confidential Information for the purpose of this Section 5.4(a) does not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by the Seller or its Affiliates or Representatives in breach of this Section 5.4(a), (B) becomes available to the Seller or its Affiliates or Representatives after the Closing from a source other than the Buyer or its Affiliates or Representatives if the source of such information is not known by the Seller or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Buyer or its Affiliates with respect to such information (it being acknowledged, for the avoidance of doubt, that any information that is in Seller’s possession as a result of or relating to Seller’s prior ownership of the Company and the Business shall not qualify for this clause (B)) or (C) is independently developed by the Seller or its Affiliates (other than the Company) without breach of this Section 5.4(a) or use of non-public information related to the Company. Notwithstanding anything to the contrary in this Section 5.4(a), the use or disclosure of non-public information relating to the Company by the Seller or any of its Affiliates or Representatives which is reasonably necessary to perform such Person’s obligations or enforce such Person’s rights or remedies, in each case, under this Agreement or any of the other Transaction Documents will not constitute a breach of this Section 5.4(a).

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(b) From and after the Closing until the date that is five (5) years after the Closing Date, the Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Seller and its Affiliates (other than the Company), including any information that was furnished to the Buyer or any of its Affiliates or Representatives by the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, except that the obligations of confidentiality with respect to any non-public information relating to the Seller and its Affiliates (other than the Company) that constitutes a trade secret will continue for so long as such information is a trade secret. Notwithstanding anything to the contrary in this Section 5.4(b), the Buyer may disclose such non-public information relating to the Seller and the Seller’s Affiliates to the Buyer’s Affiliates and Representatives so long as the Buyer has informed such Affiliate or Representative, as the case may be, of the confidential nature of such information and such Affiliate or Representative, as the case may be, agrees to keep such information confidential in accordance with the terms of this Section 5.4(b) or is otherwise bound by confidentiality obligations consistent with those set forth in this Section 5.4(b). The Buyer shall be liable for any breach of this Section 5.4(b) by any of its Affiliates and Representatives to whom the Buyer discloses non-public information relating to the Seller or its Affiliates. Notwithstanding anything to the contrary in this Section 5.4(b), the foregoing restrictions shall not apply to disclosure of such non-public information relating to Seller or its Affiliates to the extent such disclosure is required by any applicable Law or Legal Process. In the event that the Buyer or any of its Affiliates or Representatives is required by any applicable Law or Legal Process to disclose any such non-public information regarding Seller or its Affiliates, the Buyer shall, (i) to the extent permissible by such applicable Law or Legal Process, provide the Seller with prompt written notice of such requirement, (ii) disclose only that information that the Buyer determines (with the advice of counsel) is required by such applicable Law or Legal Process to be disclosed and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by, at the Seller’s request, reasonably cooperating with the Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at the Seller’s sole cost and expense). Notwithstanding the foregoing, such non-public information does not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by the Buyer or its Affiliates or Representatives in breach of this Section 5.4(b), (B) was in the possession of, or becomes available to, the Buyer or its Affiliates or Representatives from a source other than the Seller or its Affiliates or Representatives if the source of such information is not known by the Buyer or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Seller or its Affiliates with respect to such information or (C) is independently developed by the Buyer or its Affiliates without breach of this Section 5.4(b) or use of non-public information related to the Seller or its Affiliates. Notwithstanding anything to the contrary in this Section 5.4(b), the use or disclosure of non-public information relating to the Company by the Seller or any of its Affiliates or Representatives which is reasonably necessary to perform such Person’s obligations or enforce such Person’s rights or remedies, in each case, under this Agreement or any of the other Transaction Documents will not constitute a breach of this Section 5.4(b).

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(c) The Parties acknowledge that any breach of this Section 5.4 may constitute irreparable harm, and that the non-breaching Party will be entitled to seek specific performance or injunctive relief to enforce this Section 5.4 in addition to whatever remedies such Party may otherwise be entitled to at law or in equity, without the necessity of posting bond or any other security.

(d) Notwithstanding anything therein to the contrary, the Confidentiality Agreement shall automatically terminate and be of no further force or effect upon the Closing.

Section 5.5 Public Announcements. Neither the Buyer nor the Seller, nor any of their respective Affiliates or Representatives, may issue any press release or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; however, the Party required to make such press release or public announcement shall, to the extent reasonably practicable, confer with the other Party concerning the timing and content of such press release or public announcement before the same is made. For the avoidance of doubt, Seller acknowledges and agrees that Buyer will be required to issue a press release with regard to the this Agreement and the transactions contemplated hereby in accordance with applicable Law and securities exchange rule.

Section 5.6 Tax Matters. The following provisions (which take precedence over any other provision of this Agreement in the event of a conflict) govern the allocation of responsibility among the Buyer and the Seller for certain Tax matters following the Closing Date:

(a) Tax Returns.

(i) The Seller, at its sole cost and expense, shall prepare or cause to be prepared all Tax Returns of the Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”) that are required to be filed by the Company after the Closing Date (taking into account valid extensions) (“Pre-Closing Returns”). Such Pre-Closing Returns shall be prepared in a manner consistent with prior practice of the Company, except as otherwise required by Law. At least thirty (30) days prior to the due date of any Pre-Closing Return (taking into account valid extensions), the Seller shall provide the Buyer with a substantially final draft of such Pre-Closing Return together with a copy of associated tax workpapers. No later than fifteen (15) days after the receipt of such Pre-Closing Return, the Buyer shall notify the Seller of any objections that the Buyer may have to any items set forth in any such draft Pre-Closing Return, and the Buyer and the Seller shall negotiate in good faith and use reasonable efforts to resolve any such objection. If the Buyer and the Seller are unable to reach agreement at least ten (10) days prior to the due date of such Pre-Closing Return, the matter shall be submitted to and determined by the Independent Accountant, whose decision shall be final and binding on the Parties, and for the purpose of such determination, Section 1.2(d) shall apply mutatis mutandis. If the Independent Accountant does not resolve the matter at least three (3) days prior to the due date of such Pre-Closing Return, the Tax Return shall be filed in the manner as the Buyer deems appropriate, subject to amendment to reflect the decision of the Independent Accountant and rights and obligations of the Parties will be adjusted accordingly. No later than three (3) days prior to the due date of any Pre-Closing Return, Seller shall pay to Buyer all Taxes shown as due and payable on such Pre-Closing Returns, except to the extent such Taxes were included in Transaction Expenses or as liabilities in determination of the Closing Net Working Capital, and Buyer shall cause all such Pre-Closing Returns to be timely filed in accordance with this Section 5.6(a)(i).

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(ii) The Buyer, at its sole cost and expense, shall prepare and timely file or cause to be prepared and timely filed all Straddle Period Tax Returns of the Company. Such Straddle Period Returns shall be prepared in a manner consistent with prior practice of the Company, except as otherwise required by Law. At least thirty (30) days prior to the due date of any Straddle Period Tax Return (taking into account valid extensions), the Buyer shall provide the Seller with a substantially final draft of such Straddle Period Tax Return and a copy of associated tax workpapers with an allocation of the Seller’s portion of the Straddle Period Taxes due with respect to such Tax Returns. No later than fifteen (15) days after the receipt of such Straddle Period Tax Return, the Seller shall notify the Buyer of any objections that the Seller may have to any items set forth in any such draft Straddle Period Tax Return, and the Buyer and the Seller shall negotiate in good faith and use reasonable efforts to resolve any such objection. If the Buyer and the Seller are unable to reach agreement at least ten (10) days prior to the due date of such Straddle Period Tax Return, the matter shall be submitted to and determined by the Independent Accountant, whose decision shall be final and binding on the Parties, and for the purpose of such determination, Section 1.2(d) shall apply mutatis mutandis. If the Independent Accountant does not resolve the matter at least three (3) days prior to the due date of such Straddle Period Tax Return, the Tax Return shall be filed in the manner as the Buyer deems appropriate, subject to amendment to reflect the decision of the Independent Accountant and rights and obligations of the Parties will be adjusted accordingly. No later than three (3) days prior to the due date of any Tax Return described in this Section 5.6(a)(ii), Seller shall pay to Buyer Seller’s share of Taxes shown as due on the Straddle Period Tax Returns (as determined in accordance with Section 5.6(d)) except to the extent Seller’s share of such Taxes were included in Transaction Expenses or as liabilities in determination of the Closing Net Working Capital.

(iii) For the avoidance of doubt, this Section 5.6(a) shall not apply to any Tax Return of Seller or any of its Affiliates (other than the Company).

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(b) The Buyer and the Seller shall provide each other with such cooperation and information (including access to books and records and copies of relevant Tax Returns or portions thereof, together with accompanying schedules) relating to the Company as any other Party may reasonably request in connection with (i) preparing, filing and execution of any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any Proceeding or assessment in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no Party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 5.6(b). The Seller and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the later of (i) the expiration of the applicable statute of limitations, inclusive of extensions or waivers, or (ii) six (6) years after the Closing Date and to abide by all record retention agreements entered into with any taxing authority. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Seller or the Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take possession of such materials.

(c) The Buyer on the one hand, and the Seller on the other hand, shall each be liable for, and shall pay when due, one-half (1/2) of any transfer, documentary, sales, use, registration, stamp, value-added or other similar Taxes and fees (including any penalties and interest thereon) payable by reason of the transactions contemplated under this Agreement (“Transfer Taxes”), and the party required to do so by applicable Law shall file all necessary returns, reports or other filings with respect to all such Taxes. The Buyer and the Seller shall cooperate to minimize or avoid any Transfer Taxes that might be imposed to the extent permitted by applicable Law.

(d) For purposes of this Agreement, in the case of any Taxes (other than Transfer Taxes addressed in Section 5.6(c)) that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes other than the Taxes based upon or related to income, receipts, profits, payroll or specific transactions, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income, receipts, profits, payroll or specific transactions, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date (based on an interim closing of the books as of the close of business on the Closing Date). The foregoing Taxes not allocable to the portion of the Straddle Period ending on the Closing Date shall be allocated to the portion of such Straddle Period beginning after the Closing Date.

(e) The Buyer on the one hand, and the Seller on the other hand, shall, at the Closing, reimburse the other party with respect to the California Annual LLC Fee and the California Annual LLC Tax paid by such other party in respect of the Straddle Period to the extent such fee and tax is allocable to the portion of such Straddle Period that is reflective of the first party’s ownership, as determined in accordance with Section 5.6(d).

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(f) Unless otherwise required under applicable Law, the Buyer shall not cause or permit the Company to take any of the following actions, in each case if such action could increase the amount of Taxes of the Seller, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed): (i) file an amended Tax Return relating to a Pre-Closing Tax Period or a Straddle Period, (ii) extend or waive, or cause to be extended or waived, or permit the Company or extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or a Straddle Period, (iii) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period or, in the case of a Straddle Period, the portion of the period up to and including the Closing Date, or (iv) initiate, enter into, or participate in any voluntary disclosure agreement with any Governmental Entity with respect to Taxes for a Pre-Closing Tax Period or, in the case of a Straddle Period, the portion of period up to and including the Closing Date.

(g) The Seller and the Buyer agree that for all income Tax purposes, the sale of the Interests pursuant to the consummation of the transactions contemplated under this Agreement shall be treated as a sale of the assets of the Company by the Seller to the Buyer and as a purchase of such assets by the Buyer from the Seller. The Purchase Price as finally determined pursuant to Section 1.2(d) together with the liabilities of the Company and all other amounts required to be treated as consideration for income Tax purposes (the “Tax Purchase Price”) shall be allocated among the assets of the Company consistent with Section 1060 of the Code and the Treasury Regulations thereunder and the methodology set forth on Schedule 5.6(g) (the “Allocation Methodology”). No later than sixty (60) days after the determination of the final Purchase Price pursuant to Section 1.2(d), the Buyer shall provide Seller with the allocation (the “Allocation Schedule”) of the Tax Purchase Price among the assets of the Company consistent with Section 1060 of the Code and the Treasury Regulations thereunder and the Allocation Methodology. Seller shall notify Buyer in writing of any objections to the Allocation Schedule within thirty (30) days after Seller receives the Allocation Schedule. If Seller does not notify Buyer in writing of any objections to the Allocation Schedule, within that thirty (30) day period, the Allocation Schedule shall be construed as final. If Seller notifies Buyer in writing of an objection to the Allocation Schedule by the end of the thirty (30) day period, and Buyer and Seller are unable to resolve their differences within twenty (20) days thereafter (“Dispute Resolution Period”), then the disputed items on the Allocation Schedule shall be submitted to the Independent Accountants within five (5) days after the end of the Dispute Resolution Period for resolution with the costs paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and the Independent Accountants shall be instructed to deliver the Allocation Schedule finalized in a manner consistent with the Allocation Methodology as soon as possible. The Parties shall make appropriate adjustments to the Allocation Schedule to reflect changes in the Purchase Price in a manner consistent with the Allocation Methodology. The Parties agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any Proceeding with respect to Taxes inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Entity that is final or unless otherwise required by applicable Law.

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(h) Notwithstanding anything to the contrary in this Agreement, this Section 5.6(h) shall control any audits, inquiries, claims, assessments, proceedings or similar events with respect to Taxes of the Company for any Pre-Closing Tax Period or Straddle Period (“Tax Matter”). The Buyer shall promptly notify the Seller, in writing, upon receipt by the Buyer or any of its Affiliates of any notice of any Tax Matter received from any Governmental Entity with respect to Taxes of the Company for which the Seller may be required to indemnify the Buyer Indemnified Parties pursuant to this Agreement, provided, however, that the failure to provide such notice shall not affect the Buyer Indemnified Parties’ right to indemnification, except to the extent that the Seller’s defense of such Tax Matter is actually prejudiced by such failure. Seller may assume the defense of any such Tax Matter (other than a Tax Matter related to a Straddle Period) by providing Buyer written notice within ten (10) days after Seller’s receipt of notification of such Tax Matter from Buyer. If the Seller assumes such defense, the Seller shall have the authority, with respect to any Tax Matter, to represent the interests of the Company before the relevant Governmental Entity and the Seller shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by the Seller. Seller shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of the Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Seller shall keep the Buyer reasonably informed with respect to the status of any such Tax Matter, and shall, in good faith, allow the Buyer to consult with it regarding the conduct of or positions taken in any such Tax Matter. Buyer shall assume the defense of any Tax Matter relating to a Pre-Closing Tax Period for which Seller fails to provide notice regarding its desire to assume the defense of such Tax Matter, which defense shall be conducted in Buyer’s sole discretion and at Seller’s sole cost and expense. Buyer shall assume the defense of any Tax Matter for a Straddle Period and shall have the authority, with respect to any Tax Matter, to represent the interests of the Company before the relevant Governmental Entity and the Buyer shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Seller shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by the Buyer. Seller shall not enter into any settlement of otherwise compromise any such Tax Matter without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld or delayed to extent it increases the Tax liability of Seller or any of its Affiliates or would result in an indemnification obligation owing by Seller under this Agreement. Buyer shall keep the Seller reasonably informed with respect to the status of any such Tax Matter, and shall, in good faith, allow the Seller to consult with it regarding the conduct of or positions taken in any such Tax Matter.

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(i) Buyer shall pay or cause to be paid to the Seller any Tax refunds or credits attributable to any taxable period ending on or before the Closing Date or attributable to the portion of a Straddle Period ending on and including the Closing Date pursuant to Section 5.6(d) received by or credited to the Buyer, the Company, or their Affiliates, net of any out-of-pocket costs attributable to receipt of such refund or credit of Taxes, including Taxes payable with respect to such refund, within five (5) days after the receipt of such refund or the use of such credit. At the Seller’s request and at Seller’s sole cost and expense, Buyer shall cause the Company and its Affiliates to reasonably cooperate with the Seller in obtaining such refunds or credits of Taxes, including through the filing of amended Tax Returns or refund claims; provided, however, that Buyer, the Company and their Affiliates shall not be required to cooperate in accordance with the foregoing to the extent that obtaining such refund or credits of Taxes will cause Buyer, the Company or their Affiliates to suffer material adverse consequences as a result of such action. In the event any Tax refund or credit of Taxes is subsequently disallowed or determined to be an amount less than the amount taken into account to make a payment pursuant to this Section 5.6(i), by a Governmental Entity, the Seller shall promptly return such excess to the Buyer along with any applicable interest and penalties.

Section 5.7 Notice of Certain Events; Schedules Update.

(a) From the date hereof until the Closing, the Seller shall promptly notify the Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents; and

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Transaction Documents.

For the avoidance of doubt, the Buyer’s receipt of information pursuant to this Section 5.7(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller or the Company in this Agreement and shall not be deemed to amend or supplement the Schedules.

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(b) From the date hereof until the Closing, the Buyer shall promptly notify the Seller in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents; and

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Transaction Documents.

For the avoidance of doubt, the Seller’s receipt of information pursuant to this Section 5.7(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Buyer in this Agreement.

(c) No later than five (5) Business Days prior to the Closing Date, the Seller may, by notice given in accordance with this Agreement, deliver to the Buyer a written supplement to the Schedules (the “Schedules Update”) in respect of matters that have arisen after the date of this Agreement, which if existing as of the date of this Agreement, would have been permitted to have been set forth in the Schedules. The Schedules Update will not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights set forth in this Agreement. Notwithstanding the foregoing, if the Seller provides a Schedule Update and Buyer (i) affirmatively notifies Seller in writing that Buyer does not intend to terminate this Agreement as a result of such Schedule Update or (ii) fails to notify Seller in writing within five (5) Business Days following the receipt of such Schedule Update that Buyer is either terminating the Agreement or that Buyer is investigating in good faith whether such Schedule Update would result in Buyer having a termination right, then the Buyer will be deemed to have irrevocably waived any right to terminate this Agreement with respect to such Schedule Update.

Section 5.8 Company Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose (other than for the purpose of making any claims against Buyer or its Affiliates), for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the Company Records (including personnel files) relating to periods prior to the Closing or with respect to any Action to which Seller is a party in a manner reasonably consistent with the prior practices of Seller;

(ii) upon reasonable notice, promptly afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Company Records; and

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(iii) upon reasonable notice, promptly furnish, without expense (other than reimbursement of actual out-of-pocket expenses) to Seller, such employees of the Company as may be reasonably necessary in connection with the purpose set forth above.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose (including for the purpose of preparing audited financial statements in accordance with applicable Law and rules of securities exchange), for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of the Seller and its Affiliates that relate to the Business and its operations for periods prior to the Closing;

(ii) upon reasonable notice, promptly afford the Buyer’s Representatives reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; and

(iii) upon reasonable notice, promptly furnish, without expense (other than reimbursement of actual out-of-pocket expenses) to Buyer, such employees of the Seller and its Affiliates as may be reasonably necessary in connection with the purpose set forth above.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.8 where such access would violate any applicable Law; provided that in such case, the parties shall cooperate in good faith to implement alternate arrangements in order to allow the provision of such information to the fullest extent permitted under applicable Law and reasonably practicable under the circumstances.

(d) If Buyer or Seller shall desire to dispose of any of such books or records prior to the expiration of such seven (7) year period, Buyer or Seller, as applicable, shall, prior to such disposition, give the other a reasonable opportunity, at the notified party’s expense, to segregate and remove such books and records as the notified party may select.

Section 5.9 Company Required Financial Statements.

(a) The Company acknowledges that Buyer, within seventy-one (71) days of the Closing Date, will be required under applicable Law to provide the Company Required Financial Statements.

(b) On the date hereof, the Company has entered into the KPMG Engagement Letter. From the date hereof until the completion of the preparation of the Company Required Financial Statements and the delivery to the Buyer thereof, the Seller shall reasonably cooperate (and shall cause its Affiliates (including, before the Closing, the Company) and their respective Representatives to reasonably cooperate) with the Buyer and with KPMG in order to complete the preparation of the Company Required Financial Statements, including reasonably assisting with the preparation of the pro forma financial statements reflecting the transactions contemplated by this Agreement as required by the published rules and regulations of the Securities Exchange Commission.

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(c) The Buyer shall reimburse the Seller for any reasonable, actual and documented out-of-pocket third-party costs and expenses incurred by the Seller or the Company in connection with the preparation of the Company Required Financial Statements (including those costs and expenses incurred by the Seller or the Company in connection with the negotiation and execution of the KPMG Engagement Letter and the engagement of KPMG pursuant thereto), up to a maximum aggregate amount equal to $125,000.

(d) Without limiting any other provisions of this Agreement, prior to the Closing, the Seller and the Company shall use their respective commercially reasonable efforts to coordinate with Buyer and to provide the internal resources required to establish: (a) a system of “internal controls over financial reporting” (as defined in Rules 13a- 15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of the Company, and (b) a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements. Prior to the Closing, the Seller and the Company shall reasonably cooperate with Buyer with respect to integration planning in respect of accounting and financial reporting functions. Notwithstanding anything to the contrary herein, nothing in this Section 5.9(d) shall require the Company to incur any out of pocket expenses (other than nominal expenses) in connection with its efforts hereunder.

Section 5.10 Governmental and Non-Governmental Consents; Other Actions.

(a) Each Party shall, as promptly as possible, use its reasonable best efforts to (i) obtain, or cause to be obtained, all Governmental Consents that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement, and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Governmental Consents. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such required Governmental Consents.

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(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller or the Company with Governmental Entities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) The Parties shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.5(a). Notwithstanding anything to the contrary in this Agreement, the Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested. The Seller shall not have any liability whatsoever to the Buyer arising out of or relating to the failure to obtain any Non-Governmental Consent or give any such notice or because of the termination of any Contract as a result thereof.

Section 5.11 Intercompany Accounts. The Seller and the Company shall settle, discharge, offset, pay, repay, terminate or extinguish, or cause to be settled, discharged, offset, paid, repaid, terminated or extinguished, in full prior to the Closing all obligations or amounts due, payable or outstanding, including but not limited to intercompany payables or receivables, between the Seller or any of its Affiliates (excluding the Company), on the one hand, and the Company on the other hand.

Section 5.12 R&W Insurance Policy.

(a) The Parties shall take all commercially reasonable actions necessary to obtain and bind the R&W Insurance Policy as of the Closing. The Buyer shall not amend, terminate or modify the subrogation provisions of the R&W Insurance Policy in any manner that would reasonably be expected to actually prejudice the Seller or any of its Affiliates without the Seller’s prior written consent. The Seller shall be responsible for paying $250,000 of the fees, expenses, taxes and premiums relating to such R&W Insurance Policy.

(b) The Buyer acknowledges and agrees that recovery under the R&W Insurance Policy (in accordance with the terms and conditions thereof) constitutes the Buyer’s and its Affiliates’ sole recourse for any breach of any representation or warranty of the Seller contained in this Agreement or in any other Transaction Document to which the Seller and/or the Company is a party; provided that nothing in the foregoing shall limit or otherwise affect Buyer’s rights and remedies in the event of Fraud.

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Section 5.13 No Solicitation of Other Bids.

(a) Until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, Seller shall not, and shall cause the Company not to, and shall not authorize or permit any of their respective Affiliates or Representatives to, (a) negotiate or enter into any transaction involving an Acquisition Proposal, (b) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, or (c) furnish or cause to be furnished, to any other Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal. Seller shall, and shall cause the Company to, immediately cease and cause to be terminated, and shall cause each of their respective Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of equity interests of the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.13, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or the Company or any of their respective Affiliates or Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 5.14 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), neither Seller nor any of its Affiliates (but excluding, for the avoidance of doubt, any Sponsor Affiliates) (each, a “Restricted Person”) shall, directly or indirectly through any Person or by contractual arrangement, (i) engage in or assist others in the Restricted Business anywhere in the world (the “Territory”) or (ii) acquire, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including as a partner or through stock ownership in, any business or Person that engages in the Restricted Business in the Territory; provided that, notwithstanding the foregoing, Restricted Persons may acquire, own and operate another Person that engages in the Restricted Business so long as (x) such Restricted Business does not materially overlap or compete with the Business, (y) such Restricted Business is not a material component of the business of such acquired Person, taken as a whole and (z) following the acquisition, the acquiring Restricted Person does not launch or expand the Restricted Business to be a material component of the business of such acquired Person. The Parties acknowledge and agree that, (a) for the purpose of subclauses (x) and (y) of the foregoing proviso, (A) Restricted Business conducted by an acquired Person will be deemed to materially overlap and compete with the Business if twenty percent (20%) or more of the revenue generated by such Restricted Business on a trailing twelve-month basis (measured as of immediately prior to the date of the acquisition by the Restricted Person of such acquired Person) is generated from business activities that constitute the Business, (B) the Restricted Business will be deemed to be a material component of the business of such acquired Person if twenty percent (20%) or more of the revenue generated by such Person on a trailing twelve-month basis (measured as of immediately prior to the date of the acquisition by the Restricted Person of such acquired Person) is generated from business activities that constitute Restricted Business, and (2) for the purpose of subclause (z) of the foregoing proviso, the Restricted Business will be deemed to be a material component of the business of such acquired Person if twenty percent (20%) or more of the revenue generated by such Person on a twelve-month rolling average basis is generated from business activities that constitute Restricted Business.

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(b) During the Restricted Period, each Restricted Person shall not, directly or indirectly through any Person or by contractual arrangement, (a) induce or attempt to induce any employee, officer, director or manager of Buyer or the Company to leave the employ of Buyer or the Company or (b) solicit to hire or hire any Person who is or was an employee, officer, manager or director of Buyer or the Company until one year after such individual’s employment or other relationship with Buyer or the Company has been terminated; provided, that nothing in this Section 5.14 prevents Seller or any of its Affiliates from hiring any employee or former employee of Buyer or the Company who requests such employment in response to a general solicitation that is not directed specifically to any such individual.

(c) During the Restricted Period, each Restricted Person shall not, directly or indirectly through any Person or by contractual arrangement, induce or attempt to induce any customer, broker, supplier, vendor, licensee, consultant or other material business relation of the Company to cease doing business with Buyer or the Company.

(d) The Parties recognize that the performance of the obligations under this Section 5.14 by the Restricted Persons is special, unique and extraordinary in character. Each Restricted Person acknowledges that a breach or threatened breach of this Section 5.14 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Restricted Person of any such obligations, in addition to any and all other rights and remedies that may be available to it in respect of such breach, (i) Buyer shall be entitled to obtain damages for any breach of this Section 5.14 and (ii) without having to demonstrate (1) the inadequacy of money damages, (2) the likelihood of success on the merits, (3) damages, (4) irreparable harm, or (5) that the harm from not issuing the injunction outweighs the harm from issuing the injunction, and (to the extent permitted by applicable Law) without posting a bond or other security, Buyer shall be entitled to (A) enforce the specific performance of each provision of this Section 5.14 by the Restricted Persons or (B) enjoin the Restricted Persons from violating the terms of this Section 5.14, including through entry of a preliminary injunction or a permanent injunction by a court of competent jurisdiction.

(e) Each Restricted Person acknowledges that the restrictions contained in this Section 5.14 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 5.14 is adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.

(f) If a Restricted Person violates any provision of this Section 5.14, then the Restricted Period shall be automatically tolled to account for the period of violation (including until all appeals, if any, are resolved).

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Section 5.15 Company Insurance Policies. Seller shall keep the Company Insurance Policies, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. For any claim that may be asserted against the Company after the Closing Date arising out of events, incidents, conduct or circumstances that occurred and/or existed prior to the Closing Date (such claims, “Post-Closing Claims”), (i) Seller shall ensure that the Company has access to coverage under the Specified Policies, in each case subject to the terms and conditions thereof (it being understood, for purpose of clarity, that the Company shall not responsible for loss within any deductible or retention under the Specified Policies). After the Closing Date, the Company may seek coverage for any Pre-Closing Claim from the applicable insurer under any Specified Policy. Seller shall make commercial reasonable efforts to cooperate with the Company in connection with the tendering of such claims; provided, however, that (i) the Company shall reimburse Seller for all of its out-of-pocket costs and expenses in connection with such cooperation; and (ii) the Company shall notify Seller of all such coverage claims made. Seller shall not release, commute, buy-back, or otherwise eliminate the coverage available under any Specified Policy without first providing written notice to the Company within five years post close.

Section 5.16 General Release.

(a) Seller, on behalf of itself and its Affiliates which it controls, and their respective successors and assigns (collectively, the “Seller Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Buyer and the Company, and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Buyer Released Parties”), from any and all Proceedings, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which the Seller or any other Seller Releasor ever had, now have or may have relating to, arising out of or in any way connected with the dealings of the Company, on the one hand, and the Seller and the other Seller Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between the Company on the one hand and the Seller and the other Seller Releasors on the other hand, in each case, prior to the Closing Date (collectively, the “Seller Released Claims”); provided, however, that the Seller Released Claims shall not include any of the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents, or any claims with respect to Fraud.

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(b) Buyer, on behalf of itself and its Affiliates which it controls (including the Company from and after the Closing) , and their respective successors and assigns (collectively, the “Buyer Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Seller, and each of its past, present and/or future Affiliates and Representatives (collectively, the “Seller Released Parties”), from any and all Proceedings, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which the Buyer or any other Buyer Releasor ever had, now have or may have relating to, arising out of or in any way connected with the dealings of the Company and/or the Seller, on the one hand, and the Buyer and the other Buyer Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between the Company and/or the Seller on the one hand and the Buyer and the other Buyer Releasors on the other hand, in each case, prior to the Closing Date (collectively, the “Buyer Released Claims”); provided, however, that the Buyer Released Claims shall not include any of the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents, or any claims with respect to Fraud.

(c) Each of the Seller and the Buyer acknowledges that the Laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each of the Seller and the Buyer acknowledges that such provisions are designed to protect a party from waiving claims which he does not know exist or may exist. Nonetheless, each of the Seller and the Buyer agrees that, effective as of the Closing Date, the Seller and the other Seller Releasors and the Buyer and the other Buyer Releasors shall be deemed to waive any such provision.

(d) Each of the Seller and the Buyer further agrees that it shall not, and shall not permit any Affiliates which it controls to, (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Seller Released Claims or the Buyer Released Claims, as applicable, (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

Section 5.17 Cash . Prior to the Closing, the Company may, at any time ,distribute to the Seller all or any portion of the Cash and Cash Equivalents held by the Company.

Section 5.18 Further Assurances. As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall at its own expense (i) cooperate with the other Party, (ii) perform any further act and (iii) execute and deliver such documents or instruments as may be reasonably requested by the other Parties in order to effectuate any transaction, act or agreement contemplated by this Agreement.

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Article 6

CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Governmental Consents; Governmental Notices. The Seller shall have delivered the notices to the Governmental Entities and obtained the Governmental Consents listed on Schedule 3.5(b). The Buyer shall have obtained the Buyer Governmental Notices and obtained the Buyer Governmental Consents listed on Schedule 4.3(a). With respect to any Buyer Governmental Notices or Governmental Notices required under any antitrust or fair trade Law, any and all waiting periods shall have expired or been terminated.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any binding Governmental Order or Law which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(c) No Governmental Restrictions. There shall not be any pending Proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied.

Section 6.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Seller contained in Article 3 (other than the Fundamental Representations of the Seller and the Company), in each case without giving effect to any Materiality Qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), in each case, except where the failure of such representations and warranties to be so true and correct would not result in a Material Adverse Effect, and (ii) the Fundamental Representations of the Seller and the Company, in each case without giving effect to any Materiality Qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

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(b) Performance of Obligations. The Seller and the Company shall have performed, in all material respects, all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Absence of Certain Changes. No Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Closing Deliveries. The Seller shall have delivered to the Buyer at the Closing the certificates and other instruments and documents contemplated by Section 2.2(a).

(e) Release of Guaranty, Termination of Security Interest and Lender Consent. (i) The Company shall have been released as a guarantor under any instrument governing the terms of the Seller’s debt instruments, (ii) all Encumbrances on the Interests and the assets of the Company (including Company Intellectual Property) securing the indebtedness owed by the Seller under its debt instruments shall have been released and (iii) each of the lenders (or the lenders’ duly authorized agent) under Seller’s debt instruments shall have consented to the transactions contemplated by this Agreement, in each case, pursuant to a release and termination and consent documents reasonably satisfactory to Buyer.

(f) Effectiveness of Certain Contracts. The Contracts listed in Schedule 6.2(f) shall not have been terminated and shall remain in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(g) R&W Insurance Policy. Buyer shall have obtained and bound the R&W Insurance Policy substantially simultaneously with (or prior to) the Closing, which shall contain terms and conditions reasonably acceptable to the Buyer.

(h) Non-Governmental Consents. The Non-Governmental Consents set forth on Schedule 6.2(h) shall have been obtained in form and substance reasonably satisfactory to Buyer.

Section 6.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Buyer contained in Article 4 (other than Fundamental Representations of Buyer), in each case without giving effect to any Materiality Qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), in each case, except where the failure of such representations and warranties to be so true and correct would not result in a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Fundamental Representations of Buyer, in each case without giving effect to any Materiality Qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

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(b) Performance of Obligations. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Deliveries. The Buyer shall have delivered, at the Closing, the certificates and other instruments and documents contemplated by Section 2.2(b).

Article 7

TERMINATION

Section 7.1 Termination. Anything contained in this Agreement other than in this Section 7.1 to the contrary notwithstanding, this Agreement may be terminated in writing at any time prior to the Closing Date:

(a) by the mutual written consent of the Seller and the Buyer;

(b) by the Seller or the Buyer, if the Closing shall not have been consummated by November 18, 2021 (the “Closing Deadline”), except that that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date;

(c) by the Buyer, if the Seller shall have breached or failed to perform, in any material respect, any of its representations, warranties, covenants or other agreements contained in (i) this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), unless such failure is due to the failure of Buyer to perform or comply with any covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, and (B) is incapable of being cured by the Seller or is not cured by the Seller within thirty (30) days or prior to the Closing Deadline, whichever is earlier, following receipt of written notice from the Buyer of such breach or failure to perform;

(d) by the Seller, if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in (i) this Agreement, which breach of failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with it prior to the Closing, and (B) is incapable of being cured by the Buyer or is not cured by the Buyer within thirty (30) days or prior to the Closing Deadline, whichever is earlier, following receipt of written notice from the Company of such breach or failure to perform; or

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(e) by the Buyer or the Seller if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any binding Governmental Order or Law that has become final and nonappealable and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby, except that the right to terminate this Agreement pursuant to this Section 7.1(e) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Governmental Order or Law.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Buyer or the Seller as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, other than the provisions of this Section 7.2, Section 5.2, Section 5.4 and Article 10, which provisions shall survive such termination, and except to the extent that such termination results from the Willful Breach or Fraud by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any Party of any Liability resulting from such breach of this Agreement or Fraud.

Article 8

DEFINITIONS AND INTERPRETATION

Section 8.1 Definitions. For purposes of this Agreement:

“Accounting Principles” means GAAP on a basis consistent with the policies applied in the preparation of the Financial Statements.

“Accounts Receivable” of a Person means (a) all billed and unbilled trade accounts receivable and other rights to payment from subscribers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to subscribers, (b) all other accounts or notes receivable relating to such Person and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” has the meaning set forth in Section 5.13(a).

“Action” or “Proceeding” means any action, claim, charge, complaint, demand, petition, suit, litigation, arbitration or other proceeding (including any civil, criminal, administrative, investigative, enforcement, regulatory or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator.

“Actual Adjustment” means an amount, which may be a negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 1.2(d), minus (y) the Estimated Purchase Price.

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“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Allocation Methodology” has the meaning set forth in Section 5.6(f).

“Allocation Schedule” has the meaning set forth in Section 5.6(f).

“Agreement” has the meaning set forth in the Preamble.

“Base Purchase Price” has the meaning set forth in Section 1.2(a).

“Business” means the business conducted by the Company at or prior to the Closing, directly or indirectly, including the research, development, manufacturing, production, commercialization, processing, distribution, marketing, licensing and sale of (a) calcium dietary supplements and (b) digestive health supplements.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in San Diego, California or New York, New York are authorized or obligated by Law or executive order to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Governmental Notices” has the meaning set forth in Section 4.3(a).

“Buyer Indemnified Party” has he meaning set forth in Section 9.2.

“Buyer Released Claims” has the meaning set forth in Section 5.16(b).

“Buyer Released Parties” has the meaning set forth in Section 5.16(a).

“Buyer Releasors” has the meaning set forth in Section 5.16(b).

“Cash and Cash Equivalents” means, as of the Effective Time, cash and cash equivalents (including marketable securities, checks and bank deposits) of the Company, provided that Cash and Cash Equivalents shall (a) exclude any Restricted Cash, (b) be increased by the amounts of any checks, drafts and wires issued to the Company prior to such time but not yet cashed or deducted as of such time, and be reduced by the amounts of any checks, drafts and wires issued by the Company but not yet cashed or deducted as of such time, in each case calculated in accordance with GAAP and (c) exclude any amounts collected from customers in advance and represents a liability to such customers as of such time.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116-136 (2020)), as enacted March 27, 2020 and amended from time to time, including by the Paycheck Protection Plan Flexibility Act enacted June 5, 2020, and the Economic Aid to Hard Hit Small Businesses, Nonprofits, and Venues Act enacted December 27, 2020.

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“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Cash and Cash Equivalents” means the Cash and Cash Equivalents as of immediately prior to the Closing.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

“Closing Deadline” has the meaning set forth in Section 7.1(b).

“Closing Net Working Capital” has the meaning set forth in Section 1.2(a).

“Closing Net Working Capital Deficiency” has the meaning set forth in Section 1.2(a).

“Closing Net Working Capital Surplus” has the meaning set forth in Section 1.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Background.

“Company Insurance Policies” has the meaning set forth in Section 3.17.

“Company Intellectual Property” means all Intellectual Property and Embodiments owned or purported to be owned by the Company, including sole and joint ownership, or exclusively licensed or purported to be exclusively licensed to the Company.

“Company Records” means the original minute and stock books, and other current and historical books and records of the Company.

“Company Registrations” has the meaning set forth in Section 3.16(a)(i).

“Company Required Financial Statements” means the audited and unaudited financial statements covering the Company and any predecessor business thereof as the Buyer may determine to be required under SEC Laws, in accordance with the Buyer’s periodic reporting obligations under the Securities Exchange Act of 1934, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 14, 2020, by and between Buyer and the Seller.

“Confidential Information” means any confidential or secret information that belongs or relates to Company or its business or to the business of any of the customers, suppliers or other business relationships of the Company or its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include: all nonpublic information concerning the manner and details of the Company’s operation, organization and management; business production methods and manufacturing processes; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of and contact information for the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities and contact information for distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; all information concerning the Company’s directors, employees, agents and contractors, including such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other nonpublic information concerning the Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.

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“Contract” means, with respect to any Person, any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation, commitment or arrangement, or other document or instrument, written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COVID-19 Event” means the outbreak and spread of SARS-CoV-2 (COVID-19) or any strains, mutations or variants thereof, or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar legal requirement, directive, guidelines or recommendations promulgated by any Governmental Entity or quasi-governmental organization, including the Centers for Disease Control and Prevention, the World Health Organization and the Occupational Safety and Health Administration, in each case, in connection with or in response to the COVID-19 Event.

“Current Assets” means the assets of the Company that, in accordance with GAAP, constitute current assets of the Company (excluding Cash and Cash Equivalents, all deferred Tax assets and any intercompany receivables, including any accounts receivable from the Seller or its Affiliates).

“Current Liabilities” means all accounts payable and other liabilities of the Company that, in accordance with GAAP, constitute current liabilities of the Company (excluding any Funded Indebtedness, deferred Tax liabilities, and any intercompany payables, including any accounts payable to the Seller or its Affiliates).

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“Dispute Resolution Period” has the meaning set forth in Section 5.6(f).

“Effective Time” has the meaning set forth in Section 1.2(b).

“Embodiments” means all tangible embodiments of Intellectual Property and inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), Systems, integrated circuits and integrated circuit masks, equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Encumbrance” means any charge, claim, pledge, lien (statutory or other), option, security interest, mortgage, right of first refusal, restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or other similar encumbrance.

“Environmental Law” means any Law, Governmental Order or other requirement of Law (a) relating to the pollution (or cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment and/or (b) concerning the presence of, exposure to, or the management, manufacture, use, transport, treatment, storage, disposal, release or threatened release of pollutants, contaminants, wastes, hazardous or toxic substances or materials, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, asbestos and asbestos-containing materials, ignitable, reactive or corrosive substances, by-products, process intermediate products or wastes, petroleum or petroleum fractions and products, lead-containing paint, urea-formaldehyde insulation, polychlorinated biphenyls, radon, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, which is listed, classified or regulated as hazardous or toxic under such Law, Governmental Order or other requirement of Law.

“ERISA” has the meaning set forth in Section 3.14.

“Escrow Account” has the meaning set forth in Section 1.2(c)(i)(B).

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 1.2(c)(i)(B).

“Escrow Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.2(b).

“Estimated Closing Consideration Schedule” has the meaning set forth in Section 1.2(b).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.2(b).

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“Estimated Funded Indebtedness Amount” has the meaning set forth in Section 1.2(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 1.2(b).

“Example Net Working Capital Statement” has the meaning set forth in the definition of Net Working Capital.

“FDA and Related Laws” means the applicable federal and state Laws related to the designing, formulating, composing, researching, developing, manufacturing, processing, packing, packaging, labeling, holding, selling, distributing, promoting, advertising, importing, or other business activity with respect to FDA-regulated products, including but not limited to the federal Food, Drug, and Cosmetic Act (FDCA) and its implementing regulations, the Federal Trade Commission Act (FTC Act) and its implementing regulations, and the National Bioengineered Food Disclosure Law and the Organic Food Production Act, and their implementing rules and regulations.

“FDA Permit” means any Permit issued by FDCA under FDA and Related Laws.

“Financial Statements” has the meaning set forth in Section 3.6.

“Fraud” of a Person means an intentional or reckless misrepresentation or omission by such Person made with knowledge of the falsity of such misrepresentation and with the intention of deceiving that is relied on by the party to whom the misrepresentation is made.

“Fundamental Representations” means (a) the representations and warranties of the Seller and the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.5(a)(i), Section 3.12, Section 3.25 and Section 3.28 and (b) the representations and warranties of Buyer set forth in Section 4.1, Section 4.2, Section 4.3(b)(i) and Section 4.8.

“Funded Indebtedness” means, as of any time, without duplication, any of the following Liabilities of the Company (including the outstanding principal amount of, accrued and unpaid interest on, and premiums, prepayment penalties, breakage costs and other third party fees and charges with respect to, such items): (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time; (iii) indebtedness issued in substitution or exchange for borrowed money; (iv) payment obligations with respect to the deferred purchase price of property, services, goods, assets or securities, but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business; (v) any letter of credit, performance bond or similar facility, in each case, to the extent such letter of credit has been drawn upon; (vi) all payment obligations to pay rent or other amounts under any leases required to be capitalized in accordance with GAAP, (vii) all interest rate swap, forward contract, foreign currency hedge or other hedging or similar arrangements, (viii) payment obligations in the nature of direct or indirect guarantees, assumptions or endorsements of the obligations of other Persons of the type referred to in clauses (i) through (vii) above and (ix) all indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned by the Company. Notwithstanding the foregoing, “Funded Indebtedness” shall not include Taxes, any amounts included as Transaction Expenses or current liabilities included in the Closing Net Working Capital.

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“GAAP” means generally accepted accounting principles in the U.S., consistently applied throughout the relevant periods of time.

“Governing Documents” means, with respect to a Person, (i) its certificate of incorporation and bylaws or certificate of formation, shareholder agreement, partnership agreement and operating agreement (or equivalent creation, formation, or organizational documents), and (ii) any amendment or supplement to the foregoing.

“Governmental Consents” means any consents, registrations, approvals, Permits or authorizations required to be obtained from any Governmental Entity.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory or governmental or quasi-governmental authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity or any arbitrator.

“Import and Export Approvals” has the meaning set forth in Section 3.22(h).

“Inbound IP Contracts” has the meaning set forth in Section 3.16(f).

“Indemnified Party” has the meaning set forth in Section 9.1.

“Indemnifying Party” has the meaning set forth in Section 9.1.

“Independent Accountant” means a nationally or regionally recognized independent accounting firm that is mutually agreed to by the Seller and the Buyer.

“Intellectual Property” means all right, title, and interest in and to all intellectual property of every kind and nature however denominated, throughout the world, including: (i) Patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights, (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos, together with the goodwill and activities associated therewith, (iii) domain names and social media accounts, (iv) rights of privacy and publicity, and moral rights, and (v) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing.

“Interests” has the meaning set forth in the Background.

“Inventory” means inventory, finished goods, raw materials, work in progress and packaging.

“IP Contracts” has the meaning set forth in Section 3.16(f).

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“IRS” means the Internal Revenue Service.

“KPMG” means KPMG US LLP.

“KPMG Engagement Letter” means a document pursuant to which the Company engaged KPMG to audit the Company’s financial books and records required for the preparation of the Company Required Financial Statements.

“Laws” means any local, state, federal or international statute, law (including common law), ordinance, code, rule or regulation, as each may be amended from time to time.

“Legal Process” has the meaning set forth in Section 5.4(a).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether direct or indirect, known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lookback Date” has the meaning set forth in Section 3.9(a).

“Losses” means any monetary loss, damage, injury, amount paid in settlement, judgment, award, fine, penalty, Tax, fees (including reasonable fees and expenses of attorneys, accountants, financial advisors and other experts and other reasonable expenses of litigation), charge or cost (including cost of investigation) or expense of any nature.

“Material Adverse Effect” means any change, event, development, state of facts, effect, fact, or condition that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the results of operations, financial condition, assets, Liabilities or business of the Company or (ii) the ability of the Seller and the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof; except that “Material Adverse Effect” shall not include any change, event, development, state of facts, effect, fact or condition arising out of or attributable to: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) any fire, flood, hurricane, earthquake, tornado, windstorm, or other similar calamity or similar act of God, (iv) any global or national health concern, epidemic, disease outbreak, pandemic (whether or not declared as such by any Governmental Entity and including the continuation or worsening of the COVID-19 Event) or any COVID-19 Measures, (v) changes in GAAP, (vi) the announcement of the transactions contemplated by this Agreement (including by reason of the identity or ownership of the Buyer or any communication by the Buyer or any of its Affiliates regarding their respective plans or intentions with respect to the Company or its business, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company), (vii) changes in any Law, Governmental Order or other binding directive issued by any Governmental Entity or any action required to be taken under any Law, Governmental Order or Contract by which the Seller or the Company (or any of their respective properties or assets) is bound, (viii) any change that is generally applicable to the industries or markets in which the Company operates or (ix) any failure by the Company to meet any internal or published projections, estimates, forecasts or revenue or earnings predictions (it being understood that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded by this clause (ix); provided that, with respect to a matter described in any of the foregoing clauses (i) through (viii), to the extent that such matter has a disproportionate effect on the Company, relative to other comparable entities operating in the industry in which the Company operates, such matter shall not be excluded.

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“Material Contracts” has the meaning set forth in Section 3.11(a).

“Material Customers” has the meaning set forth in Section 3.18(a).

“Material Distributor” has the meaning set forth in Section 3.18(c).

“Material Vendors” has the meaning set forth in Section 3.18(b).

“Materiality Qualifier” means any qualifications in a representation or warranty in Article 3 or Article 4, referencing the terms “material,” “materiality,” “Material Adverse Effect,” “in all material respects” or words of similar import.

“Net Working Capital” means Current Assets minus Current Liabilities, in each case determined in accordance with the Accounting Principles. For illustrative purposes, an example calculation of Net Working Capital as of March 31, 2021 is attached hereto as Exhibit A (the “Example Net Working Capital Statement”).

“Non-Governmental Consent” means the consent of any third party that is not a Governmental Entity that is required to avoid or rectify (a) any breach or violation of, or a default under, a Person’s Governing Documents, (b) any breach or violation of, or a default under, the acceleration of any obligations under, the creation of a payment obligation under, or the creation of an Encumbrance on any assets of a Person under any Contract to which such Person is a party or (c) any right to revoke, renegotiate, withdraw, suspend, cancel, terminate or modify any Contract to which a Person is a party or by which such Person’s properties are bound.

“Non-Party Affiliates” has the meaning set forth in Section 10.15.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice.

“Outbound IP Contracts” has the meaning set forth in Section 3.16(f).

“Overall Cap” has the meaning set forth in Section 9.4(a).

“Party” has the meaning set forth in the Preamble.

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“Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity.

“Permits” means any approvals, authorizations, certificates, filings, franchises, consents, licenses, notices and permits of or with all Governmental Entities.

“Permitted Encumbrances” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Encumbrances arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (b) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) Encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property and other title defects) that do not materially interfere with the Company’s present uses or occupancy of such real property, (d) Encumbrances securing the obligations of the Company or any of its Affiliate under credit facilities (but only if such Encumbrances under credit facilities are removed prior to, or in connection with, the Closing) and (e) Encumbrances described on Schedule P-1.

“Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof, or any other entity.

“Pre-Closing Returns” has the meaning set forth in Section 5.6(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.6(a).

“Pre-Closing Taxes” includes any and all Taxes (a) of the Seller for any taxable period; (b) of the Company allocable to the Pre-Closing Tax Period; (c) that are the Seller’s share of Transfer Taxes as set forth in Section 5.6(c); and (e) deferred pursuant to the CARES Act, the Payroll Tax Executive Order, or any similar applicable federal, state or local Law.

“Proposed Closing Balance Sheet”“ has the meaning set forth in Section 1.2(d)(i).

“Proposed Closing Date Calculations” has the meaning set forth in Section 1.2(d)(i).

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.2(d)(ii).

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“R&W Insurance Policy” means the representation and warranty liability insurance policy to be issued to the Buyer (or its Affiliate) as the named insured in respect of the transactions contemplated hereby.

“Reference Balance Sheet” has the meaning set forth in Section 3.6.

“Reference Balance Sheet Date” has the meaning set forth in Section 3.6.

“Representative” means, with respect to a specified Person, the partners, principals, directors, officers, members, managers, employees, counsel, accountants and other authorized Persons of such Person and its subsidiaries.

“Restricted Business” means the business of research, development, production, manufacturing, commercialization, processing, distribution, marketing, licensing and sale of dietary supplements and/or digestive health supplements finished products in the consumer health segment under any brand, including the Business, either directly or indirectly; provided that Restricted Business shall exclude (i) contract development and manufacturing of ingredients or finished products for others and (ii) manufacturing, marketing, licensing and sale of products (including finished products) utilizing microbiome technology.

“Restricted Cash” of means any Cash and Cash Equivalent to the extent not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by Law, contract or otherwise, including (a) restrictions on dividends and repatriations or any other form of restriction (including if subject to incremental costs, expenses, penalties, Taxes or other amounts to be incurred in respect of any such distribution), (b) amounts held in escrow, in reserve pursuant to any letter of credit or otherwise as collateral and (c) amounts that are deposited with a third party (other than a bank or similar financial institution).

“Restricted Period” has the meaning set forth in Section 5.14(a).

“Restricted Person” has the meaning set forth in Section 5.14(a).

“Schedule” or “Schedules” means the schedule or schedules attached to this Agreement.

“Schedules Update” has the meaning set forth in Section 5.7(c).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Incident” has the meaning set forth in Section 3.16(g).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Party” has he meaning set forth in Section 9.3.

“Seller Released Claims” has the meaning set forth in Section 5.16(a).

“Seller Released Parties” has the meaning set forth in Section 5.16(b).

“Seller Releasors” has the meaning set forth in Section 5.16(a).

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“Seller’s Knowledge,” or “Knowledge of Seller” means a fact, event, circumstance or occurrence actually known, upon due inquiry, by any of Craig Sheehan, Matt Perry, Giuseppe Di Vincenzo, Mark Valentino and Peter Politowicz.

“Specified Policies” means each of the Company Insurance Policies which are designated as “occurrence-based” or “occurrence-reported” pursuant to the term of such policies.

“Software” means computer software and databases, including object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Solvent” means, with respect to a Person, that, as of any date of determination, (i) the Present Fair Salable Value of such Person’s assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or is about to be engaged and (iii) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated hereby. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent” (A) “debt” means liability on a “claim”; and (B) “claim” means (x) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (y) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value”, when used with respect to a Person, means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

“Sponsor Affiliates” means, collectively, (a) Thomas H. Lee Partners, L.P., (b) Frazier Healthcare Partners and (c) any Affiliates of the Persons identified in clause (a) and (b) other than Seller and its Subsidiaries.

“Straddle Period Tax Returns” means any Tax Return covering or relating to any Straddle Period.

“Straddle Periods” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any specified Person, any Person with respect to which such specified Person, directly or indirectly, owns or controls capital stock or other equity interests representing more than fifty percent (50%) of the general voting power under ordinary circumstances of such Person, including any specified Person with the power to elect a majority of the board of directors of such Person or with the power to direct the business and policies of such Person.

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“System” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services used or held for use by the Company, including any outsourced systems and services, that are owned or used by the Company.

“Target Working Capital” means One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, escheat, abandoned or unclaimed property, tangible, withholding, employment, payroll, social security, land transfer, employer, employment, unemployment compensation, transfer, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, stamp, occupation, premium and all other taxes of any kind imposed by any Governmental Entity, together with any and all penalties or interest imposed by any Governmental Entity, whether disputed or not, or in respect of any failure to comply with any requirement regarding Tax Returns, including any such amounts imposed on any other Person (including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law)), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary or combined group, by contract, or otherwise.

“Tax Matter” has the meaning set forth in Section 5.6(h).

“Tax Purchase Price” has the meaning set forth in Section 5.6(f).

“Tax Return” means any return, declaration, report, election, notice, statement, claim for refund or information return or statement or document relating to Taxes and including any amendment, schedule or attachment thereto filed or required to be filed with any Governmental Entity with respect to Taxes.

“Territory” has the meaning set forth in Section 5.14(a).

“Transaction Expenses” means, without duplication, the aggregate amount of (a) all fees, costs and expenses due and payable, incurred, paid or accrued by the Seller or the Company or by or on behalf of the Seller or the Company, as a result of or related to or in connection with the preparation, negotiation, execution, delivery and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or the solicitation of other potential buyers of the Company or any of its Affiliates or consideration of other strategic alternatives, including the fees and expenses of Duane Morris LLP, (b) all amounts (including the employer portion of any payroll, social security, unemployment and similar Taxes payable with respect to such amounts) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other arrangements entered into prior to the Closing as a result (in whole or in part) of the consummation of the transactions contemplated by this Agreement and/or the other Transaction Documents, (c) $250,000 of the fees, expenses, taxes and premiums relating to the R&W Insurance Policy and (d) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated by this Agreement and/or the other Transaction Documents.

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“Transaction Invoices” has the meaning set forth in Section 2.2(a)(x).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement and the other agreements, certificates, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” has the meaning set forth in Section 5.6(c).

“Transition Services Agreement” means a Transition Services Agreement, in form and substance reasonably satisfactory to Buyer and Seller, to be entered into at the Closing.

“Treasury Regulations” means regulations promulgated by the U.S. Department of Treasury pursuant to the Code.

“Unpaid Transaction Expenses” means the aggregate amount of all Transaction Expenses that remain unpaid as of immediately prior to the Closing.

“U.S.” or “United States” means the United States of America (including the states thereof and the District of Columbia), and its “possessions”, including Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

Section 8.2 Interpretation. In this Agreement, except as otherwise expressly provided or as the context otherwise requires: (i) no Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement; (ii) the words, “herein,” “hereto,” “hereunder,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (iii) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (iv) a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa; (v) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vi) references to any “approval,” “authorization” or “consent” means written approval, authorization or consent; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) the word “including” and words of similar import, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope; (ix) references to a document or matter being “made available to the Buyer” includes documents provided to Buyer at least five (5) Business Days prior to the Closing Date; (x) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references to any statute includes all statutory instruments, rules and regulations made thereunder, all amendments to or restatements of the foregoing in force from time to time, and every statute or regulation that supplements, supersedes or is a successor to such statute, statutory instrument, rule or regulations; (xiii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xiv) the words “dollar”, “USD” or “$” shall mean U.S. dollars; (xv) the section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (xvi) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Article 9

MISCELLANEOUS

Section 9.1 Non-Survival . The representations, warranties and covenants of the Seller and the Buyer contained in this Agreement shall terminate on the Closing Date, and only the covenants of the Parties that by their terms survive the Closing Date shall so survive the Closing Date in accordance with their respective terms.

Section 9.2 Indemnity by Seller. From and after the Closing, subject to this Article 9, Seller shall indemnify and hold harmless Buyer and its Affiliates, their respective Representatives, and each of their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (without duplication) that is or may be incurred or sustained by, or imposed upon, the Buyer Indemnified Parties, to the extent based upon, resulting from, arising out of or by reason of:

(a) any breach by Seller of, or the failure of Seller to perform or cause to be performed, any of its covenants, obligations or agreements contained in this Agreement;

(b) any breach by the Company of, or the failure of the Company to perform or cause to be performed, any of its covenants, obligations or agreements contained in this Agreement that are required to be performed by it at or prior to the Closing, if any;

(c) any Funded Indebtedness of the Company to the extent not actually paid at or prior to Closing and not included in the calculation of Closing Date Funded Indebtedness;

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(d) any Transaction Expenses to the extent not actually paid at or prior to Closing and not included in the calculation of Unpaid Transaction Expenses;

(e) any Fraud by Seller or the Company; and

(f) any Pre-Closing Taxes, except to the extent such Taxes were included in the Transaction Expenses or as liabilities in determination of the Closing Net Working Capital.

Section 9.3 Indemnity by Buyer. From and after the Closing, subject to this Article 9, Buyer shall indemnify and hold harmless Seller and its Affiliates, their respective Representatives, and each of their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (without duplication) that are or may be incurred or sustained by, or imposed upon, the Seller Indemnified Parties, to the extent based upon, resulting from, arising out of or by reason of:

(a) any breach or inaccuracy of representation or warranty made by Buyer in this Agreement;

(b) any breach by Buyer, or the failure of Buyer to perform or cause to be performed, any of its covenants, obligations or agreements contained in this Agreement; and

(c) any Fraud by Buyer.

Section 9.4 Limitations on Indemnification.

(a) Seller shall not have liability under this Agreement in an aggregate amount greater than (i) the Base Purchase Price (ii) plus the Closing Net Working Capital Surplus, if any, or minus, the Closing Net Working Capital Deficit, if any, as finally determined pursuant to Section 1.2(d) (the “Overall Cap”); provided, however, that such limitation shall not apply to any claims based upon Fraud.

(b) Buyer shall not have liability under this Agreement in an aggregate amount greater than the Overall Cap; provided, however, that such limitation shall not apply to any claims based upon Fraud.

Section 9.5 Other Provisions.

(a) For all purposes of this Article 9, “Losses” shall be reduced by any amounts actually received by an Indemnified Party under any insurance policy (excluding the R&W Insurance Policy) or Contract in connection with the facts giving rise to the right of indemnification.

(b) Each Indemnified Party shall take all reasonable steps required by applicable Law, including using its reasonable commercial efforts to obtain any proceeds available from an insurer or other third party in respect of Losses that form the basis of an indemnification claim hereunder (including pursuant to the R&W Insurance Policy, if applicable), to mitigate any of its Losses; provided, however, that no party shall be required to institute any Proceedings. Each of the Parties hereto shall reasonably cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder.

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(c) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(d) For purposes of determining (i) whether a breach of a representation or warranty exists for purposes of this Agreement and (ii) the amount of Losses arising from such a breach for which an Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement shall be read without giving effect to any Materiality Qualifiers.

Section 9.6 [Reserved].

Section 9.7 Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Person to an Indemnified Party with respect to any claim pursuant to Section 9.2 or Section 9.3 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.

Section 9.8 Third Party Beneficiaries. The Buyer Indemnified Parties and the Seller Indemnified Parties shall be third party beneficiaries of Article 9.

Section 9.9 Exclusive Remedy. Notwithstanding anything to the contrary herein, except (a) as provided in Section 1.2(d) and Section 1.2(e), (b) in the case of Fraud, (c) the right to specific performance in accordance with Section 10.14 in the event of a breach by any party of a covenant under this Agreement, (d) the right to specific performance in accordance with Section 5.4(c) and (e) the right to specific performance in accordance with Section 5.14(d) (subject to the other terms and conditions of Section 5.14), from and after the Closing, the rights and remedies of Buyer, the Company and the Seller the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article 9 (including, with respect to the Buyer Indemnified Parties, claims against the R&W Insurance Policy) and Section 5.6(h) are exclusive and in lieu of any and all other rights and remedies which Buyer, the Company or the Seller, or any Buyer Indemnified Party or any Seller Indemnified Party, may have under this Agreement or otherwise against each other with respect to this Agreement and with respect to the transactions contemplated hereby.

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Article 10

MISCELLANEOUS

Section 10.1 Independent Investigation by the Buyer. The Buyer acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Seller and the Company expressly set forth in Article 3 and in the other Transaction Document to which Seller and/or the Company is a party, and the Buyer acknowledges that, other than as expressly set forth in Article 3 or in another Transaction Document to which Seller and/or the Company is a party, none of the Seller or any of its Representatives or Affiliates makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information (whether in any “data room”, offering memorandum, information memorandum or otherwise) provided or made available to the Buyer or any of its Representatives or Affiliates prior to the execution of this Agreement, or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to the Buyer or any of its Representatives, lenders or Affiliates. The Buyer agrees, to the fullest extent permitted by Law, that the Seller and its Affiliates and their respective Representatives shall not have any liability or responsibility whatsoever to the Buyer or any of its Affiliates (including the Company after the Closing) or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Buyer or any of its Affiliates or their respective Representatives, except as and only to the extent expressly set forth in Article 3 or and in another Transaction Document to which Seller or the Company is a party. Notwithstanding anything in this Section 10.1, nothing herein shall limit or otherwise affect Buyer’s remedy in the event of Fraud.

Section 10.2 Exhibits and Schedules. All Exhibits and Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Party as follows:

(a) If to the Seller, to:

Princeton Pike Corporate Center

1200 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Attention: Russell Lindenfeldar

Email: Russell.Lindenfeldar@adareps.com

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With a copy to (which copy shall not constitute notice):

Duane Morris LLP

1940 Route 70 East, Suite 100

Cherry Hill, NJ 08003-2171

Attention: Peter D. Visalli, Esq.

Email: pvisalli@duanemorris.com

(b) If to the Buyer or the Company (after Closing), to:

Guardion Health Sciences, Inc.

15150 Avenue of Science, Ste 200

San Diego, California 92128

Attention: Bret Scholtes, President and Chief Executive Officer

Email: bscholtes@guardionhealth.com

With a copy to (which copy shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

333 S. Hope Street, 43rd Floor

Los Angeles, CA 90071

Attention: David Sunkin

Email: dsunkin@sheppardmullin.com

Such names and addresses may be changed by written notice to each Person listed above.

Section 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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Section 10.5 Submission to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY BROUGHT BY ANY PARTY OR ITS SUCCESSORS OR ASSIGNS AGAINST ANY OTHER PARTY SHALL BE BROUGHT AND DETERMINED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, NEW CASTLE COUNTY. IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, NEW CASTLE COUNTY, THEN ANY SUCH LEGAL ACTION OR PROCEEDING MAY BE BROUGHT IN ANY FEDERAL COURT SITTING IN WILMINGTON, DELAWARE OR ANY OTHER DELAWARE STATE COURT, AND EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN THE COURTS DESCRIBED ABOVE IN DELAWARE, OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE OR AWARD RENDERED BY ANY SUCH COURT IN DELAWARE AS DESCRIBED HEREIN. EACH OF THE PARTIES FURTHER AGREES THAT NOTICE AS PROVIDED HEREIN SHALL CONSTITUTE SUFFICIENT SERVICE OF PROCESS AND THE PARTIES FURTHER WAIVE ANY ARGUMENT THAT SUCH SERVICE IS INSUFFICIENT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (A) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS IN DELAWARE AS DESCRIBED HEREIN FOR ANY REASON, (B) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (C) THAT (I) THE SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER OR (III) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

Section 10.6 Waiver of Jury Trial. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.6.

Section 10.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein (including the Transaction Documents), embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

Section 10.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the Parties.

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Section 10.9 Waiver. Any failure of the Seller or the Company to comply with any of its obligations or agreements herein contained may be waived only in writing by the Buyer. Any failure of the Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by the Seller. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.10 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Except as expressly provided in this Agreement (including in Section 1.2(e), Section 9.8 and Section 10.14), nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby or by the other Transaction Documents is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby or by the other Transaction Documents are consummated as originally contemplated to the greatest extent possible.

Section 10.12 Assignability. No Party may assign, delegate, or otherwise transfer, including by operation of law, any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto; provided that Buyer shall be permitted to assign its rights and obligations hereunder to any of its Affiliates without the prior written consent of the other Parties, provided that no such assignment shall relieve Buyer of its obligations hereunder. Any purported assignment, delegation or other transfer in violation of this Section 10.12 shall be null and void ab initio.

Section 10.13 Counterparts. The Parties may execute this Agreement in multiple counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which is deemed an original, and all of which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile, email or other means of electronic transmission is as effective as executing and delivering this Agreement in the presence of the other Parties. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. In proving this Agreement, a Party must produce or account for only the executed counterpart of the Party to be charged.

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Section 10.14 Remedies. The Parties agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of such breach or non-performance or threatened breach or threatened non-performance, no Party shall interfere with, delay, obstruct, or prevent the non-breaching Party from taking, or require such Party to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm and each Party covenants and agrees not to contest, object to, or otherwise oppose an application for equitable relief by the other Party in such circumstances, and waives any and all immunities from any equitable relief to which it may be entitled. Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies. Each Party agrees that the provisions of this Section 10.14 are fair and reasonable in the commercial circumstances of this Agreement, and that neither Party would have entered into this Agreement but for each Party’s agreement with the provisions of this Section 10.14.

Section 10.15 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made against (1) the Buyer, on the one hand and (2) the Seller and the Company, on the other. No Representative or any other Person, including any of their respective (or any of the Company’s) past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates (other than the Company in the case of the Buyer after the Closing), agents, attorneys or representatives (all such Persons, collectively “Non-Party Affiliates”) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 10.16 Waiver of Conflicts. Recognizing that Duane Morris LLP has acted as legal counsel to the Seller and its Affiliates (including the Company) prior to the Closing, and that Duane Morris LLP intends to act as legal counsel to the Seller and its Affiliates (which will no longer include the Company) after the Closing, each of the Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Duane Morris LLP representing the Seller and/or its Affiliates after the Closing as such representation may relate to the Buyer, the Company or the transactions contemplated hereby or by the other Transaction Documents. In addition, all communications involving attorney-client confidences between the Seller, its Affiliates or the Company and Duane Morris LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby or by the other Transaction Documents shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (and not the Company). Accordingly, the Buyer and its Affiliates (including the Company after the Closing) shall not, without the Seller’s consent, have access to any such communications, or to the files of Duane Morris LLP relating to its engagement. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Seller and its Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (ii) to the extent that files of Duane Morris LLP in respect of such engagement constitute property of the client, only the Seller and its Affiliates (and not the Company) shall hold such property rights and (iii) Duane Morris LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or any of its Affiliates (including the Company after the Closing) by reason of any attorney-client relationship between Duane Morris LLP and the Seller or any of its Affiliates (including the Company prior to the Closing) or otherwise.

[Remainder of Page Intentionally Left Blank; Signatures Follow on Next Page]

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IN WITNESS WHEREOF, the undersigned Parties have duly executed and delivered this Agreement as of the date first above written.

GUARDION HEALTH SCIENCES, INC., as the Buyer

By:	/s/ Bret Scholtes
Name:	Bret Scholtes
Title:	Chief Executive Officer

ADARE PHARMACEUTICALS, INC.,
as the Seller

By:	/s/ Mark Valentino
Name:	Mark Valentino
Title:	President

ACTIV NUTRITIONAL, LLC
as the Company

By:	/s/ Mark Valentino
Name:	Mark Valentino
Title:	Chief Financial Officer

[Signature Page – Equity Purchase Agreement]

Exhibit A

Example Net Working Capital Statement

Attached.

REDACTED